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                             CONTRIBUTION AGREEMENT

                                  by and among

                                 SUNSOURCE INC.,

                  SUNSOURCE INDUSTRIAL SERVICES COMPANY, INC.,

                               KAR PRODUCTS INC.,

                           A&H HOLDING COMPANY, INC.,

                      SUNSOURCE CANADA INVESTMENT COMPANY,

                       A. & H. BOLT & NUT COMPANY LIMITED,

                                       and

                              GC-SUN HOLDINGS, L.P.



                          Dated as of February 10, 2000


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                             CONTRIBUTION AGREEMENT


                  THIS CONTRIBUTION AGREEMENT, dated as of February 10, 2000 (together with the Schedules and Exhibits hereto, this "Agreement"), is by and among SUNSOURCE INC., a Delaware corporation ("SunSource"), SUNSOURCE INDUSTRIAL SERVICES COMPANY, INC., a Delaware corporation ("Parent"), KAR PRODUCTS INC., a Delaware corporation ("Kar Products"), SUNSOURCE CANADA INVESTMENT COMPANY, an unlimited liability company organized under the laws of the Province of Nova Scotia ("SunSource Canada"), A&H HOLDING COMPANY, INC., a Michigan corporation ("A&H Holding"), and A. & H. BOLT & NUT COMPANY LIMITED, a company organized under the laws of the Province of Ontario ("A&H Bolt"), and GC-SUN HOLDINGS, L.P., a Delaware limited partnership (the "Partnership").

                                    RECITALS

                  WHEREAS, as of the date hereof, (i) SunSource indirectly owns all of the issued and outstanding shares of capital stock of Parent; (ii) Parent directly owns all of the issued and outstanding shares of capital stock of Kar Products; (iii) Kar Products directly owns all of the issued and outstanding shares of capital stock of A&H Holding; (iv) A&H Holding directly owns all of the issued and outstanding shares of capital stock of SunSource Canada; and (v) SunSource Canada directly owns all of the issued and outstanding shares of capital stock of (A) A&H Bolt and (B) J.N. Fauver (Canada) Ltd., a company organized under the laws of the Province of Ontario ("Fauver");

                  WHEREAS, on or prior to the Closing Date and in accordance with the terms and conditions of this Agreement, (i) Parent will, and SunSource will cause Parent to, form a single-member Delaware limited liability company, wholly-owned by Parent ("Kar LLC" and, together with Kar Products, the "Kar Entities"), with and into which Parent will merge Kar Products, with Kar LLC as the surviving entity in such merger (the "Kar Merger"); (ii) following the Kar Merger, Kar LLC will, and SunSource and Parent will cause Kar LLC to, transfer and assign all of the issued and outstanding shares of capital stock of A&H Holding to Parent (the "Holding Stock Transfer"); and (iii) SunSource Canada will, and SunSource, Parent and A&H Holding will cause SunSource Canada to transfer all of the shares of capital stock of Fauver (the "Fauver Shares") to 1394066 Ontario Inc., a newly formed wholly-owned Canadian subsidiary of A&H Holding organized under the laws of the Province of Ontario (the "Fauver Share Distribution" and, collectively with the Kar Merger, the Holding Stock Transfer and the transactions described in Article VI of this Agreement, the "Intercompany Transactions"); and

                  WHEREAS, upon the terms and subject to the conditions of this Agreement, on the Closing Date (i) the Partnership desires to acquire from Parent, and Parent desires (and SunSource desires to cause Parent), to contribute to the Partnership the Kar Interest (the "Kar Contribution"), and
(ii) the Partnership desires to acquire from A&H Holding, and A&H Holding desires (and SunSource and Parent desire to cause A&H Holding) to contribute to the Partnership, the Canada Shares (the "Canada Contribution" and, collectively with the Kar

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Contribution, the "Contributions"), in each case in exchange for Units in the
Partnership as set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, conditions, agreements and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or the plural.

                  "Action" shall mean any claim, action, cause of action, suit, order, writ, litigation, labor dispute, injunction, judgement, decree, criminal prosecution, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral body.

                  "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Ancillary Agreements" shall mean, collectively, (i) the Partnership Agreement, (ii) the Intercompany Transaction Documents and all related agreements, certificates, instruments or other documents executed, delivered, filed or otherwise required to effect or consummate the Intercompany Transactions, including the Kar LLC Operating Agreement, (iii) any agreements, amendments to existing agreements or other documents to be executed at or prior to the Closing by any Employee in accordance with this Agreement, (iv) the Fee Agreements, (v) the Registration Rights Agreement, and (vi) the Unit Pledge Agreement.

                  "Assumed Liabilities" shall mean (i) the Intercompany Indebtedness, (ii) those Current Liabilities of the Expediter Entities included (and only to the extent included) in the calculation of Closing Net Working Capital on the Final Closing Date Balance Sheet (expressly excluding foreign income taxes reflected on the Year-End Balance Sheet as an accrued expense in excess of $189,000), (iii) Liabilities in connection with the performance from and after the Closing of all Contracts to which the Expediter Entities are parties (but not with respect to or arising out of or relating to any breach or misrepresentation relating to such Contract prior to the Closing), and (iv) those Liabilities set forth on Exhibit A attached hereto, but, if an amount is reflected on such Exhibit A with respect to any such Liability, only to the extent of such amount. Notwithstanding anything in this Agreement to the contrary and without limiting the generality of any other provision of this Agreement, the term "Assumed Liabilities" shall not include, and shall expressly exclude, any Liability for United States federal and state income Taxes.

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.


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                  "Canada Shares" shall mean all of the shares of capital stock of SunSource Canada issued and outstanding immediately prior to the Closing.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Competition Act (Canada)" shall mean the Competition Act (Canada), R.S.C. 1985, c. C-34, C. 19, as amended.

                  "Contract" shall mean any written agreement or instrument and any legally binding oral agreement, commitment or understanding, including without limitation, any evidence of indebtedness, or any lease or license.

                  "Contributed Entities" shall mean, collectively, SunSource Canada and the Expediter Entities.

                  "Contributors" shall mean, collectively, Parent, in respect of the Kar Contribution, and A&H Holding, in respect of the Canada Contribution.

                  "control" (including the terms "controlled by" and "under common control with") shall mean, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Current Assets" shall mean the current assets of the Expediter Entities, excluding deferred income taxes reflected as a current asset.

                  "Current Liabilities" shall mean the current liabilities of the Expediter Entities, excluding deferred income taxes reflected as a current liability.

                  "Damages" shall mean: (i) with respect to the indemnification obligations of SunSource pursuant to Section 9.2(a) of this Agreement, any and all costs, losses (including, without limitation, diminution in value), Taxes, Liabilities, obligations, damages (including special damages), lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of a Claim), including, without limitation, reasonable attorneys' fees, interest, penalties, costs of mitigation, losses in connection with any Environmental Laws (including, without limitation, any clean-up or remedial action), lost profits, all amounts which would constitute Damages but for payments received under any insurance policy the premium for which has been paid by any Person that is an Affiliate of SunSource (other than the Expediter Entities) (payments received under any insurance policy for which the premium has been paid by the Expediter Entities prior to the Closing Date shall not constitute Damages) and all amounts paid in investigation, defense or settlement of any of the foregoing, and (ii) with respect to the indemnification obligations of the Partnership pursuant to
Section 9.2(b) of this Agreement, any and all costs, losses (including, without


                                       3
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limitation, diminution in value), Taxes, Liabilities, obligations, damages
(including special damages), lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of a Claim), including, without limitation, reasonable attorneys' fees, interest, penalties, costs of mitigation, losses in connection with any Environmental Laws (including, without limitation, any clean-up or remedial action) and all amounts paid in investigation, defense or settlement of any of the foregoing. As used in this Agreement, Damages shall not be limited to matters asserted by third parties against an Indemnified Party, but shall include Damages incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by an Indemnified Party of Damages for which such party is indemnified hereunder shall not be a condition precedent to recovery. Notwithstanding anything to the contrary in this Agreement, Damages shall expressly include punitive damages, exemplary damages, multiple damages and other penalty damages (other than those payable between or among the Parties which do not arise out of a third party claim for such Damages).

                  "Debt Financing" shall mean the combination of senior bank debt and subordinated financing extended to the Partnership as of the Closing which, when combined with the Glencoe Contribution, will be sufficient to (i) refinance and retire the Intercompany Indebtedness, (ii) pay in full and satisfy all Transaction Expenses payable by the Partnership, and (iii) provide adequate working capital for the operation of the Contributed Entities and the Partnership subsequent to the Closing, and which will in all events be specifically limited in recourse to the assets of the borrowers and credit parties thereunder and without recourse to any partner in the Partnership.

                  "Employee" shall mean any individual employed or engaged (including, without limitation, as an independent sales agent) by, on a full-time, part-time or temporary basis, any of the Expediter Entities, whether on an at-will basis or pursuant to a Contract or otherwise, including, without limitation, all officers of the Expediter Entities and all Sales Employees.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, restrictive covenant, option to purchase, rights of first refusal, right of first offer, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, any contingent sale or other title retention agreement or lease in the nature thereof or other encumbrance or title defect of any kind.

                  "Environmental Laws" shall mean all applicable federal, state, provincial, municipal, district and local Laws, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, and (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials. The term "Environmental Laws" shall include, without limitation, the Comprehensive

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Environmental Response, Compensation and Liability Act of 1980, as amended
("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any federal, state, provincial or other Governmental Authority.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Expediter Assets" shall mean all of the assets, properties, businesses and rights of the Expediter Entities of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in or held for use in connection with the Expediter Business, directly or indirectly, in whole or in part, whether or not carried on the books and records of the Expediter Entities, and wherever located, including, without, limitation, the Expediter Inventory, the Expediter Properties and the Expediter Software.

                  "Expediter Business" shall mean, collectively, the respective businesses of the Expediter Entities as presently conducted.

                  "Expediter Entities" shall mean, collectively, the Kar Entities and A&H Bolt.

                  "Expediter Inventory" shall mean all inventory of the Expediter Entities held for resale or reflected as inventory on the Final Closing Date Balance Sheet, wherever located, including, without limitation, all raw materials, work-in-process, finished products, wrapping, supply and packaging items and similar items of inventory with respect to the Expediter Business.

                  "Fee Agreements" shall mean the Glencoe Fee Letters and each other fee agreement entered into by the GC-SUN Holdings II, L.P., a subsidiary of the Partnership, on the one hand, and any of Glencoe Capital, SunSource or SunSource Corporate Group, Inc., on the other hand, as of the Closing Date with respect to the payment of management or transaction fees by GC-SUN Holdings II, L.P. to such parties.

                  "Final Closing Date Balance Sheet" shall mean the Closing Date Balance Sheet as finally agreed to by the parties or otherwise determined in accordance with Section 2.3 of this Agreement.

                  "Final Closing Net Tangible Asset Value" shall mean the Net Tangible Asset Value as reflected in and calculated from the Final Closing Date Balance Sheet.

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                  "Final Closing Net Working Capital" shall mean the Net Working
Capital as reflected in and calculated from the Final Closing Date Balance
Sheet.

                  "GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time or, with respect to any Canadian entity, Canadian generally accepted accounting principles and practices as in effect from time to time.

                  "Glencoe Capital" shall mean Glencoe Capital, L.L.C., an Illinois limited liability company.

                  "Glencoe Contribution" shall mean the $22.5 million cash contribution by an Affiliate of Glencoe Capital to the capital of the Partnership at the Closing in the amount reflected on the Closing Date Capitalization Certificate.

                  "Glencoe Fee Letters" shall mean those certain fee letters executed by GC-SUN Holdings II, L.P. in favor of Glencoe Capital as of the Closing Date with respect to the payment of management and transactions fees, respectively.

                  "Governmental Authority" shall mean any federal, state, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body.

                  "Governmental Order" shall mean any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Hazardous Materials" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances, dangerous goods or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws, including, without limitation, persistent organic compounds, petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

                  "Holding Units" shall mean the Units in the Partnership issued to A&H Holding by the Partnership pursuant to Section 2.1(b) of this Agreement.

                  "Income Tax Act (Canada)" shall mean the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended.

                  "Intercompany Indebtedness" shall mean an aggregate of $105 million in indebtedness (including in such aggregate amount principal and accrued interest on intercompany notes and accrued management fees), which may be reduced as set forth in Section 2.6 of this Agreement, as reflected on the Chief Financial Officer's certificate delivered at the Closing pursuant to
Section 2.5(a)(vi) of this Agreement (which shall reflect any such reduction).

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                  "Intellectual Property" shall mean all patents, registered and unregistered copyrights, registered and unregistered trademarks and service marks, tradenames, all applications or registrations for any of the foregoing, and trade names, brandmarks, brand names, trade dress, logos, Internet domain names, trade secrets, know-how, show-how, third-party licenses, database or custom software applications and any similar type of proprietary intellectual property or technology right.

                  "Investment Canada Act" shall mean the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended.

                  "Kar Interest" shall mean all of the membership interests in Kar LLC issued and outstanding immediately prior to the Closing.

                  "Kar LLC Operating Agreement" shall mean the Limited Liability Company Operating Agreement of Kar LLC to be entered into in connection with the Kar Merger in the form attached hereto as Exhibit B.

                  "Knowledge" shall mean (i) with respect to the Partnership, the actual knowledge after reasonable investigation of the executive officers of the Partnership, and (ii) with respect to any of the SunSource Entities, the actual knowledge after reasonable investigation of (A) any director or officer of any of the SunSource Entities, and (B) any of the following persons to the extent not a director or officer of a SunSource Entity: Edward Tofani, Patrick Garvey, Kenneth Gerland, Leo Sofianos, Lawrence Rutkowski, Dolores Kruger, Robert Campbell, Bruce Knowlton, Patricia McCallister, Timothy O'Rourke and Brian Frank.

                  "Law" shall mean any statute, law, by-law, ordinance, regulation or rule, code or policy of any Governmental Authority.

                  "Letter Agreement" shall mean that certain letter agreement dated November 22, 1999 between SunSource and Glencoe Capital.

                  "Liabilities" shall mean any and all direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, liquidated or unliquidated, matured or unmatured or otherwise, including, without limitation, Tax liabilities, liabilities in respect of products and liabilities arising under any Environmental Law.

                  "Material Adverse Effect" shall mean any change, circumstance or event that, individually or in the aggregate with all other such changes, circumstances and events, is or is reasonably likely to have a material adverse effect on (i) the condition (financial or otherwise), business, earnings, results of operations, assets, liabilities or operations of the Expediter Business or any of the Contributed Entities, (ii) the operation of the Expediter Business or any of the Contributed Entities in substantially the manner as presently operated, or (iii) the ability of the Partnership or any of the SunSource Entities to consummate the transactions contemplated by this Agreement.

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

                  "Minimum Net Tangible Asset Value" shall mean $5,511,000.

                  "Minimum Net Working Capital" shall mean $24,793,000.

                  "Net Tangible Asset Value" shall mean the value of the assets of the Expediter Entities reflected as "Property and Equipment, Net" on the Final Closing Date Balance Sheet.

                  "Net Working Capital" shall mean, as of any specified date, the difference between the Current Assets of the Expediter Entities and the Current Liabilities of the Expediter Entities, as each is reflected on a combined, carve-out balance sheet with respect to the Expediter Entities as of such date, prepared in accordance with GAAP and in a manner consistent with the preparation of the Year-End Balance Sheet.

                  "Ordinary Course of Business" shall mean the ordinary course of the Expediter Business consistent with past custom and practice (including with respect to pricing, quantity and frequency).

                  "Organizational Documents" shall mean the charter, articles, memorandum or certificate of incorporation or association, partnership agreement, certificate of limited partnership, operating agreement, limited liability company agreement, certificate of formation, by-laws, stockholder or shareholder agreements and/or other similar formation and governance agreements of an entity, whether or not filed with a Governmental Authority.

                  "Overlapping Liability" shall mean any Retained Liability which arises out of any circumstance, event or condition which, if known on the date hereof or at the Closing Date, would be required to be set forth on the Disclosure Schedule with respect to any representation contained in Sections 3.11(b) (Contracts) (excluding returns of goods or products sold, and rebates or refunds with respect to goods or products sold, prior to the Closing), 3.12 (Compliance with Law), 3.13 (Litigation), 3.14 (Employees; Employee Benefit Plans), 3.16 (Intellectual Property), 3.17 (Environmental Laws) or 3.18 (other than income Taxes) of this Agreement.

                  "Parent Units" shall mean the Units in the Partnership issued to Parent by the Partnership pursuant to Section 2.1(b) of this Agreement.

                  "Partnership Agreement" shall mean that certain Agreement of Limited Partnership of GC-SUN Holdings, L.P., dated as of February 8, 2000, between GC-SUN G.P., Inc., as general partner, and GC-SUN, Inc., as sole limited partner, as the same shall be amended and restated as of the Closing to reflect the Contributions and the other transactions contemplated hereby to read substantially as set forth in Exhibit C attached hereto, together with such modifications as may be proposed by any of the lenders providing the Debt Financing and consented to by SunSource and the Partnership, such consent not to be unreasonably withheld.

                  "Party" or "Parties" shall mean the SunSource Entities, the Partnership and any other entity from time to time a party to this Agreement (by assignment, succession or otherwise) or any amendment, supplement or modification of this Agreement.

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

                  "Permits" shall mean all licenses, franchises, permits (including zoning and use permits), approvals, authorizations, consents, orders or similar rights from, or notices to or filings or registrations with, any Governmental Authority relating to the operation, ownership, lease or license of the assets or properties of any Person or the past, present or anticipated conduct of operation of its business.

                  "Permitted Encumbrances" shall mean (i) liens for taxes, assessments and governmental charges or levies not yet due and payable where the associated liability is reflected on the Year-End Balance Sheet or, following the Closing, the Final Closing Date Balance Sheet, (ii) survey exceptions, easements (to the extent same have been complied with) and such other similar encumbrances on title to real property as do not in the aggregate materially adversely affect the use, occupancy, value or marketability of any Owned Property or Leased Property, (iii) mechanics', carriers', workers', repairmen's, warehousemen's or other statutory liens arising in the Ordinary Course of Business in respect of obligations not overdue or which have been bonded over and are being contested in good faith, and (v) deposits or pledges that are statutory obligations to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations under any applicable Law made or established in the Ordinary Course of Business.

                  "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, unlimited liability company or other entity, whether or not party to this Agreement.

                  "Post-Closing Tax Period" shall mean (i) for all United States Tax purposes, any Tax period beginning on the day after the Closing Date, and
(ii) for all Canadian Tax purposes, any Tax period beginning at or after the Closing.

                  "Pre-Closing Tax Period" shall mean (i) for all United States Tax purposes, any Tax period ending on or prior to the Closing Date, and (ii) for all Canadian Tax purposes, any Tax period ending at or prior to the Closing.

                  "Record Books" shall mean the minute books, stock ledger or other ledger of interests or shares, records of proceedings, and other records of directors, stockholders, members, partners, committees, boards or other owners or governing body action or proceeding, whether or not filed with a Governmental Authority.

                  "Registration Rights Agreement" shall mean that certain Registration Rights Agreement to be entered into by the partners in the Partnership as of the Closing Date with respect to the Units in substantially the form attached hereto as Exhibit D.

                  "Representative" shall mean any officer, director, principal, attorney, stockholder financial advisor, lender, accountant, general or limited partner, member, trustee, agent, employee or other representative of a Person or its Affiliates.

                  "Retained Liabilities" shall mean all Liabilities of any of the SunSource Entities or any of their Affiliates to the extent relating to, arising out of or in connection with events, circumstances or conditions existing or arising prior to the Closing Date, other than the Assumed Liabilities.

                  "Return" or "Returns" shall mean all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

                  "Sales Employees" shall mean all Employees who are employed or otherwise engaged as part of the sales force of the Expediter Entities, including, without limitation, the executive vice president of sales and other sales executives and all division vice presidents, district sales managers, zone sales managers, sales supervisors and area managers.

                  "Scheduled Contracts" shall mean those Contracts set forth or which are required to be set forth on Schedule 3.11(a) of the Disclosure Schedule.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Subsidiary" or "Subsidiaries" shall mean any and all corporations, partnerships, association, trust, joint venture, limited liability companies, unlimited liability companies and other entities with respect to which any Person, directly or indirectly, own securities or interest having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

                  "SunSource Entities" shall mean, collectively, SunSource, Parent, A&H Holding, SunSource Canada and the Expediter Entities.

                  "Tax" or "Taxes" shall mean, with respect to any Person, any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, employer health, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, capital, commercial concentration, business, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, local development charges, sales, use, transfer, land transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, for which such Person may be liable (including any such Tax related to any other person or entity for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

                  "Tax Authority" or "Taxing Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

                  "Tax Regulations" shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

                  "Unit" shall have the meaning set forth in the Partnership Agreement.

                  "Unit Percentage" shall have the meaning set forth in the Partnership Agreement.

                  "Year-End Balance Sheet" shall mean the audited, combined, carve-out balance sheet of Kar Products and A&H Bolt as of December 31, 1999, prepared in accordance with GAAP, a copy of which is attached hereto as Exhibit E.

                  Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                  Term                                        Section
                  ----                                        -------

                  1998 Restructuring                          8.2(d)
                  Accounting Expert                           2.3(c)
                  Acquisition Exclusivity Period              5.12
                  ADA                                         3.22
                  Aggregate SunSource Units                   2.1(b)
                  Agreement                                   Preamble
                  A&H Bolt                                    Preamble
                  A&H Holding                                 Preamble
                  Bank                                        8.2(h)
                  Canada Contribution                         Recitals
                  Claim                                       9.2(c)
                  Closing                                     2.4
                  Closing Date                                2.4
                  Closing Date Balance Sheet                  2.3(a)
                  Closing Date Capitalization Certificate     2.5(b)(v)
                  Closing Net Tangible Asset Value            2.3(a)
                  Closing Net Working Capital                 2.3(a)
                  Contributions                               Recitals
                  Designated Consent                          2.6
                  Disclosure Schedule                         Article III
                  Employee Benefit Plans                      3.14(b)
                  Equity Rights                               3.3(b)
                  ERISA Affiliate                             3.14(e)
                  Estimated Closing Net Working Capital       2.2
                  Expediter Competing Business                5.13(c)(i)
                  Existing Credit Agreement                   8.2(h)
                  Expediter Property                          3.15(b)
                  Expediter Software                          3.16(d)
                  Fauver                                      Recitals

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                  Fauver Share Distribution                   Recitals
                  Fauver Shares                               Recitals
                  Financial Statements                        3.8(a)
                  Holding Stock Transfer                      Recitals
                  HSR Act                                     3.6
                  Illinois Property                           3.15(a)(v)
                  Indemnified Party                           9.2(c)
                  Indemnifying Party                          9.2(c)
                  Insurance Policies                          3.19(a)
                  Intercompany Transaction Documents          3.4(b)
                  Intercompany Transactions                   Recitals
                  Kar Contribution                            Recitals
                  Kar Entities                                Recitals
                  Kar LLC                                     Recitals
                  Kar Merger                                  Recitals
                  Kar Products                                Preamble
                  Leased Property                             3.15(b)
                  Licensed Software                           3.16(c)
                  MROs                                        5.13(c)(i)
                  Non-Compete Period                          5.13(a)
                  Objection Period                            2.3(b)
                  OEMs                                        5.13(c)(i)
                  Owned Property                              3.15(a)
                  Parent                                      Preamble
                  Participate                                 5.13(c)(iii)
                  Partnership                                 Preamble
                  Partnership Indemnified Parties             9.2(a)
                  Permitted Entry                             5.13(c)(iii)
                  Proposed Acquisition                        5.12
                  Public Filings                              5.9(b)
                  Records                                     5.11(c)
                  Reimbursement                               9.2(e)
                  Required Consents                           8.2(d)
                  Sales Employment Agreements                 3.11(c)
                  SEC Reports                                 3.8(b)
                  Section 116                                 5.3(c)
                  Statement of Objections                     2.3(b)
                  Subsequent Disclosure                       9.3(e)
                  SunSource                                   Preamble
                  SunSource Business                          5.13(c)(ii)
                  SunSource Canada                            Preamble
                  Tax Claim                                   9.4(b)
                  Tax Compliance Certificates                 5.3(c)
                  Tax Indemnified Party                       9.4(b)
                  Tax Indemnifying Party                      9.4(b)

                  Title Company                               3.15(a)(v)
                  Title IV Plan                               3.14(l)
                  Transaction Expenses                        11.1
                  Transferred Employees                       6.1(a)
                  Unit Pledge Agreement                       9.5(a)
                  Windsor Property                            3.15(a)(v)
                  Year 2000 Compliant                         3.16(f)

                  Section 1.3 Other Interpretive Provisions. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. When used in this Agreement, the words "the transactions contemplated by this Agreement" or words of similar import shall refer to and include, without limitation, the Intercompany Transactions. The words "include", "includes and "including" shall be deemed to be followed by the phrase "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                  ARTICLE II.
                        CONTRIBUTIONS TO THE PARTNERSHIP

                  Section 2.1 Contributions; Issuance of Units

                  (a) Contributions by Parent and A&H Holding. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date:

                      (i) Kar Contribution. Parent will contribute, convey, transfer, assign and deliver to the Partnership the Kar Interest, free and clear of any and all Encumbrances (other than those created by the Partnership Agreement, the Kar LLC Operating Agreement or existing under federal or state securities Laws).

                      (ii) Canada Contribution. A&H Holding will contribute, convey, transfer, assign and deliver to the Partnership the Canada Shares, free and clear of any and all Encumbrances (other than those created by the Partnership Agreement or existing under federal, provincial or state securities Laws).

                  (b) Issuance of Units. In consideration of the Contributions of Parent and A&H Holding pursuant to Section 2.1(a) of this Agreement, as of the Closing, the Partnership shall issue and deliver to the Contributors, free and clear of any and all Encumbrances (other than those created by the Partnership Agreement, the Kar LLC Operating Agreement or existing under federal, provincial or state securities Laws), an aggregate of 49,000 Units in the Partnership (the "Aggregate SunSource Units"), which Aggregate SunSource Units shall be allocated between the Contributors as specified in writing to the Partnership at least three (3) Business Days prior to the Closing, which allocation shall be reasonably satisfactory to the Partnership.

                  Section 2.2 Closing Date Net Working Capital Adjustment. On or prior to the Closing Date, SunSource shall deliver to the Partnership a written estimate of the Net Working Capital as of the Closing Date (the "Estimated Closing Net Working Capital"). If the Minimum Net Working Capital exceeds the Estimated Closing Net Working Capital, SunSource shall pay such excess amount to the Partnership at the Closing; provided, however, that no payments shall be made to any Party in the event the Estimated Closing Net Working Capital equals or exceeds the Minimum Net Working Capital. Any payment required to be made under this Section 2.2 shall be made at Closing in cash by wire transfer of immediately available funds to a bank account designated by the Partnership in writing prior to the Closing. Without limiting the generality of the foregoing, SunSource represents and warrants to the Partnership that there is a positive cash balance at the Expediter Entities as of the Closing.

                  Section 2.3 Post-Closing Adjustments

                  (a) Closing Date Balance Sheet. Within sixty (60) days following the Closing Date, the Partnership shall prepare or cause to be prepared, in accordance with GAAP and in a manner consistent with the Year-End Balance Sheet and as if the Closing Date were a fiscal year end, an unaudited combined, carve-out balance sheet of the Expediter Entities as of the Closing Date (the "Closing Date Balance Sheet") reflecting (i) the Net Working Capital immediately prior to the Closing (the "Closing Net Working Capital"), and (ii) the Net Tangible Asset Value immediately prior to the Closing (the "Closing Net Tangible Asset Value"), or from which the Closing Net Working Capital and the Closing Net Tangible Asset Value, respectively, can be calculated, and shall cause a copy of the Closing Date Balance Sheet to be delivered to SunSource.

                  (b) Statement of Objections. Unless SunSource provides specific written notice to the Partnership setting forth a good faith objection to any portion of the Closing Date Balance Sheet relating to the calculation of either the Closing Net Working Capital or the Closing Net Tangible Asset Value on the basis that such portion shall not have been prepared in accordance with
Section 2.3(a) of this Agreement (the "Statement of Objections"), prior to the close of business on the thirtieth (30th) day following the receipt by SunSource of the Closing Date Balance Sheet from the Partnership (the "Objection Period"), the Closing Date Balance Sheet (and the Closing Net Working Capital and the Closing Net Tangible Asset Value reflected thereon or calculated therefrom) shall thereafter be binding upon the SunSource Entities and the Partnership for purposes of the post-closing adjustments set forth in this Section 2.3. If SunSource delivers to the Partnership a Statement of Objections before the expiration of the Objection Period, then those aspects relating to the calculation of the Closing Net Working Capital or the Closing Net Tangible Asset Value objected to in the Statement of Objections shall not thereafter be binding until resolved in accordance with this Section 2.3.

                  (c) Resolution of Objections. SunSource and the Partnership shall discuss the objections set forth in the Statement of Objections in good faith and shall attempt to resolve such objections by mutual written agreement. If the Parties reach such an agreement, such agreement shall be reflected in a written amendment to the Closing Date Balance Sheet signed by each of SunSource and the Partnership, and such Closing Date Balance Sheet, as so amended, shall be the Final Closing Date Balance Sheet (and the resultant Closing Net Working Capital and Closing Net Tangible Asset Value, each as reflected in and calculated from such Final Closing Date Balance Sheet, as amended, shall be the Final Closing Net Working Capital and the Final Closing Net Tangible Asset Value) and shall become binding upon the SunSource Entities and the Partnership for purposes of the post-closing adjustments set forth in this Section 2.3. If SunSource and the Partnership do not reach such written agreement by the close of business on the thirtieth (30th) day following delivery to the Partnership of the Statement of Objections, the Partnership and SunSource will jointly select the New York office of one of the five (5) largest United States independent certified public accountants (other than PriceWaterhouseCoopers and Ernst & Young) that has no material business relationships with the Partnership or SunSource or its Affiliates (the "Accounting Expert"), who, acting as an expert and not as an arbitrator, shall resolve those matters still in dispute with respect to the Closing Date Balance Sheet and, as applicable, the Closing Net Working Capital and Closing Net Tangible Asset Value. If the Partnership and SunSource fail to agree on an Accounting Expert within forty-five (45) Business Days after the receipt by the Partnership of the Statement of Objections, either the Partnership or SunSource may request the American Arbitration Association to appoint such an Accounting Expert (or another accounting firm if all five accounting firms decline to or are disqualified from accepting the dispute), and such appointment shall be conclusive and binding upon the Partnership and the SunSource Entities. Any adjustments to the Closing Date Balance Sheet made by the Accounting Expert shall be the Final Closing Date Balance Sheet (and any adjustments to either the Closing Net Working Capital or the Closing Net Tangible Asset Value shall be the Final Closing Net Working Capital or the Final Closing Net Tangible Asset Value, as applicable). The Accounting Expert's resolution of the matters in dispute shall be final and binding on the Partnership and the SunSource Entities. The Accounting Expert shall make a determination as soon as practicable and in any event within thirty (30) days (or such other time as the Partnership and SunSource shall agree in writing) after its engagement. The Partnership and SunSource agree that any adjustments made pursuant to this Section 2.3 shall be made without regard to materiality. Notwithstanding any other provision of this Agreement, including, but not limited to, any provision stating that remedies shall be cumulative and not exclusive, this Section 2.3(c) provides the sole and exclusive method for resolving any and all disputes of each and every nature whatever that may arise between or among the parties with respect to the Closing Net Tangible Asset Value, the Closing Net Working Capital and the Closing Date Balance Sheet. All Parties hereto and their respective Affiliates and Representatives hereby irrevocably waive, relinquish and surrender all rights to, and agree that they will not attempt to, resolve any such dispute or disputes in any manner other than as set forth in this Section 2.3(c), including, but not limited to, through litigation. All Parties hereto and their respective Affiliates and Representatives further agree that if one or more of them should initiate any attempt to resolve any such dispute or disputes in any manner other than the sole and exclusive manner set forth in this Section 2.3(c), such initiators shall pay and reimburse all fees, costs and expenses incurred by any other Party as a result of, in connection with or related to said attempt or attempts.

                  (d) Post-Closing Adjustment Amounts

                      (i) Net Working Capital Adjustment. If the Minimum Net Working Capital exceeds the Final Closing Net Working Capital, then SunSource shall pay to the Partnership the difference, if any, between the Minimum Net Working Capital and the Final Closing Net Working Capital (provided that SunSource shall receive a credit against the amount of such adjustment for any amount actually paid to the Partnership pursuant to Section 2.2 of this Agreement and shall be reimbursed to the extent of any excess credit). If the Final Closing Net Working Capital equals or exceeds the Minimum Closing Net Working Capital, the Partnership shall reimburse SunSource to the extent of any amounts actually paid to the Partnership by SunSource at the Closing pursuant to Section 2.2 of this Agreement.

                      (ii) Net Tangible Asset Value Adjustment. If the Minimum Net Tangible Asset Value exceeds the Final Closing Net Tangible Asset Value, SunSource shall pay to the Partnership the difference between the Minimum Net Tangible Asset Value and the Final Closing Net Tangible Asset Value; provided, however, that no payments shall be made to any Party in the event the Final Closing Net Tangible Asset Value equals or exceeds the Minimum Net Tangible Asset Value.

                  (e) Payment of Adjustment Amounts; Net Payment. All payments under this Section 2.3 shall be made in cash by wire transfer of immediately available funds to a bank account designated by the Partnership in writing. Any post-Closing adjustment amount payable under this Section 2.3 shall be paid within five (5) Business Days of the time such amounts are finally determined and become binding on the Parties pursuant to this Section 2.3, such final determination to be evidenced by a written acknowledgment of the Partnership and SunSource to such effect or, in the absence thereof, a written determination pursuant to Section 2.3(c) of this Agreement by the Accounting Expert. To the extent SunSource and the Partnership are to pay the other (or the designees thereof) any adjustment amounts pursuant to this Section 2.3, such amount shall be netted together and either SunSource or the Partnership, as the case may be, shall thereupon be responsible for paying the net amount.

                  (f) Limitations on Review By Accounting Expert. Notwithstanding anything set forth in this Section 2.3, the scope of any dispute to be resolved by the Accounting Expert shall be limited to whether the amounts set forth on the Closing Date Balance Sheet were obtained from and in accordance with the books and records of the Expediter Entities and are in accordance with GAAP, and whether there were errors of fact or mathematical errors in the Closing Date Balance Sheet or the calculation of the Closing Net Working Capital or Closing Net Tangible Asset Value, and the Accounting Expert is not to make any further determination. In resolving any disputed item, the Accounting Expert may not assign a value to any particular item greater than the greatest value for such item claimed by the Partnership or SunSource or less than the smallest value for such item claimed by the Partnership or SunSource, in each case as presented to the Accounting Expert.

                  (g) Fees of Accounting Expert. In the event any dispute is submitted to the Accounting Expert for resolution as provided in Section 2.3(c) of this Agreement, the fees and expenses of the Accounting Expert (and any arbitrator appointing such expert, if applicable) shall be borne by the Partnership.

                  (h) Access to Information. The Partnership and the SunSource Entities will make the work papers and back-up materials used in preparing the Closing Date Balance Sheet, and the books, records and financial staff of the SunSource Entities, available to the other Party and their accountants and other Representatives, and the Accounting Expert at reasonable times and upon reasonable notice at any time during (i) the preparation by the Partnership of the Closing Date Balance Sheet, (ii) the review by SunSource of the Closing Date Balance Sheet, and (iii) the resolution of the Parties of any objections thereto.

                  Section 2.4 Closing. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement (the "Closing") shall be held as soon as practicable following the satisfaction or waiver of all the conditions precedent to the obligations of the Parties set forth in Article VIII (other than conditions which are not capable of being satisfied until the Closing Date) or such later date as mutually agreed upon in writing by SunSource and the Partnership (the "Closing Date") at the offices of Latham & Watkins, Sears Tower, Suite 5800, Chicago, Illinois 60606. Notwithstanding the foregoing, the Intercompany Transactions shall occur and be consummated prior to the Closing Date in accordance with Section 5.6 of this Agreement.

                  Section 2.5 Closing Deliveries

                  (a) Closing Deliveries by the SunSource Entities. At the Closing, the SunSource Entities shall deliver to the Partnership:

                      (i) all instruments evidencing the Kar Interest and the Canada Shares and all other instruments, certificates, assignment agreements, bills of sale and other documents necessary to effect the Contributions, each in form and substance reasonably satisfactory to the Partnership;

                      (ii) all instruments, certificates, filings, notices and other documents evidencing the consummation of the Intercompany Transactions, each in form and substance reasonably satisfactory to the Partnership;

                      (iii) the various certificates, instruments, opinions and documents required to be delivered by the SunSource Entities as conditions to Closing pursuant to Section 8.2 of this Agreement;

                      (iv) the Tax Compliance Certificates required to be obtained in accordance with Section 5.3(c) of this Agreement and the certificates contemplated by Section 7.1(c) of this Agreement;

                      (v) executed counterparts to each of the Ancillary Agreements to which any of the SunSource Entities is a party, including, without limitation, counterparts to the Partnership Agreement executed by each Contributor;

                      (vi) an officer's certificate executed by the Chief Financial Officer of SunSource certifying as to the $105 million aggregate amount of Intercompany Indebtedness (which shall reflect any reduction in Intercompany Indebtedness pursuant to Section 2.6 of this Agreement); and

                      (vii) an officer's certificate of a duly authorized officer of each of the Contributors certifying as to customary representations and warranties with respect to a private placement of securities.

         (b) Closing Deliveries by the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to the SunSource Entities:

                      (i) instruments evidencing, respectively, the Parent Units and the Holding Units (each in the form provided in the Partnership Agreement) and all other instruments, certificates and other documents necessary to effect the issuance by the Partnership of the Parent Units to Parent and the Holding Units to A&H Holding pursuant to Section 2.1(b) of this Agreement, each in form and substance reasonably satisfactory to SunSource (which instruments shall, as of the Closing, be subject to the pledge thereof to the Bank, as agent, pursuant to the Existing Credit Agreement and the pledge thereof to the Partnership pursuant to Section 9.5(a) of this Agreement);

                      (ii) the various certificates, instruments and documents required to be delivered as conditions to Closing pursuant to Section
         8.1 of this Agreement;

                      (iii) executed counterparts to each of the Ancillary Agreements to which the Partnership is a party;

                      (iv) counterparts to the Partnership Agreement executed by each general and limited partner in the Partnership (other than the Contributors); and

                      (v) an officer's certificate executed by the Secretary of the general partner of the Partnership certifying as to the capitalization of the Partnership as of the Closing Date (after giving effect to the Contributions and to the issuance of warrants in connection with the Debt Financing) (the "Closing Date Capitalization Certificate").

         (c) Form of Documents. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such document shall be in form and substance and shall be executed and delivered in a manner reasonably satisfactory to the Parties.

         Section 2.6 Adjustment to Intercompany Indebtedness. If the SunSource Entities shall have failed to obtain the consent specified on Exhibit M attached hereto (the "Designated Consent") and the Partnership shall have advised

SunSource that it intends to waive the condition to Closing set forth in Section 8.2(r) of this Agreement, the amount of Intercompany Indebtedness shall be reduced as provided on Exhibit M; provided, however, that the amount of such reduction shall not be greater than $1,000,000.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF SUNSOURCE

                  SunSource represents and warrants to the Partnership that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made at such time and as though the Closing Date were substituted for the date of this Agreement throughout this Article III, except to the extent such representations speak expressly as of an earlier date), except as set forth in the disclosure schedule delivered by SunSource to the Partnership on the date hereof and executed by an authorized representative of SunSource and accepted by an authorized representative of the Partnership (the "Disclosure Schedule").

         Section 3.1 Organization and Qualification. Each of the SunSource Entities is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization as set forth on Schedule 3.1(a) of the Disclosure Schedule. Each of the SunSource Entities has all requisite power and authority to conduct their respective business and to own, lease and operate its properties and assets where now, and at the Closing will be, conducted, owned, leased or operated. Each of the Contributed Entities is and, at or prior to the Closing Date will be, duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such license or qualification necessary (such jurisdictions are listed on Schedule 3.1(b) of the Disclosure Schedule). Complete and correct copies of the Organizational Documents of each of the SunSource Entities have been provided to the Partnership prior to the date hereof. The Record Books of each of the SunSource Entities are correct and complete in all material respects and have been provided to the Partnership prior to the date hereof. None of the SunSource Entities are in default under or in violation of any provision of their Organizational Documents.

         Section 3.2 Authority; Enforceability. Each of the SunSource Entities has all requisite corporate or company power and authority, and prior to Closing will have taken all corporate or company action necessary, to execute and deliver this Agreement and the Ancillary Agreement to which each such entity is a party, to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. The execution and delivery by each of the SunSource Entities of this Agreement and of each Ancillary Agreement to which each such entity is a party and the consummation by each of the SunSource Entities of the transactions contemplated hereby and thereby have been duly approved by the requisite stockholders of each SunSource Entity that is a corporation (other than SunSource) or an unlimited liability company and by the requisite members of each SunSource Entity that is a limited liability company. No other proceedings on the part of the SunSource Entities are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which each such entity is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the SunSource Entities party hereto and thereto, and constitute legal, valid and binding obligations of each of the SunSource Entities, enforceable against such entities in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         Section 3.3 Capitalization

         (a) Set forth on Schedule 3.3(a) of the Disclosure Schedule is the number of authorized, issued and outstanding shares of capital stock or other membership or ownership interests of each of the Contributed Entities. All of the issued and outstanding shares of capital stock of Parent are owned beneficially by SunSource. All of the issued and outstanding shares of capital stock of Kar Products are, and upon the formation of Kar LLC and after giving affect to the Kar Merger all of the limited liability company interests of Kar LLC will be, owned beneficially and of record by Parent and Parent has (and with respect to Kar LLC will have) good and valid title thereto. All of the issued and outstanding shares of capital stock of A&H Holding are owned beneficially and of record by Kar Products (provided that (i) after giving effect to the Kar Merger all of such shares will be owned beneficially and of record by Kar LLC, and Kar LLC will have good and valid title thereto, and (ii) after giving effect to the Holding Stock Transfer, all of such shares will be owned beneficially and of record by Parent, and Parent will have good and valid title thereto). All of the issued and outstanding shares of capital stock of SunSource Canada are owned beneficially and of record by A&H Holding and A&H Holding has good and valid title thereto. All of the issued and outstanding shares of capital stock of A&H Bolt are owned beneficially and of record by SunSource Canada and SunSource Canada has good and valid title thereto. All of the issued and outstanding shares of capital stock or other membership or ownership interests of each of the Contributed Entities have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights or any Law and, except as set forth on Schedule 3.3(a) of the Disclosure Schedule, are free and clear of any Encumbrances.

         (b) There are no outstanding or authorized (i) options, warrants, calls, rights or any other agreements, arrangements or commitments relating to the sale, issuance or voting of any shares of capital stock of, or other membership or ownership interests in, the Contributed Entities, (ii) securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of, or other membership or ownership interests in, the Contributed Entities, or (iii) equity appreciation, phantom equity, profit participation or similar rights with respect to the capital stock of, or other membership or ownership interests in, the Contributed Entities (clauses (i), (ii) and (iii) are hereinafter referred to collectively as "Equity Rights"). The representations in this Section 3.3(b) are qualified by the fact that, upon consummation of the Kar Merger, the capital stock of Kar Products will be cancelled in accordance with the terms of the Kar Merger.

         Section 3.4 Intercompany Transactions

         (a) The SunSource Entities have the requisite corporate and company power and authority to take any action required in connection with the Intercompany Transactions. The taking of any actions by any of the SunSource Entities in connection with the Intercompany Transactions has been, or will be prior to the consummation thereof, duly and validly authorized by all necessary corporate or company action, and requisite stockholder (other than with respect to SunSource), shareholder or member action, on the part of each of the SunSource Entities, and no additional authorization on the part of any of the SunSource Entities will be necessary in order to authorize or consummate the Intercompany Transactions as contemplated by this Agreement.

         (b) All documents related to the Intercompany Transactions (the "Intercompany Transaction Documents") have been or will be duly executed by each of the SunSource Entities party thereto and, as and if required by applicable Law, filed with the appropriate Governmental Authority. Each Intercompany Transaction Document will constitute a legal, valid and binding obligation of each of the SunSource Entities party thereto, enforceable against each in accordance with its terms. The Intercompany Transaction Documents will effect the Intercompany Transactions in accordance with all applicable Law.

         (c) Upon consummation of the Closing, the Partnership will have been transferred good and valid title to the Kar Interest and the Canada Shares, free and clear of any Encumbrances (other than those created by the Partnership Agreement or existing under federal, provincial or state securities Laws).

         (d) None of the SunSource Entities is, and after giving effect to the Intercompany Transactions none of the SunSource Entities will be, insolvent.

         Section 3.5 No Conflict or Violation. The execution, delivery or performance by the SunSource Entities of this Agreement and the Ancillary Agreements to which each such entity is a party, the consummation of the transactions contemplated hereby and thereby and the compliance by the SunSource Entities with any of the provisions hereof and thereof, do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of any of the SunSource Entities, (b) conflict with or violate any Law, Governmental Order or material Permit pertaining to the SunSource Entities, or (c) except as set forth in Schedule 3.5(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or serve as a condition precedent to any right or result in the creation of any Encumbrance on the Kar Interest or the Canada Shares or on any of the Expediter Assets pursuant to, (i) any Scheduled Contract or (ii) any other Contract to which any of the SunSource Entities is a party or subject or by which any of the SunSource Entities or the Kar Interest or the Canada Shares or any of the Expediter Assets or the Expediter Business is bound or affected, except with respect to clause (ii) above for such conflicts, breaches, defaults, consents, rights and Encumbrances with respect to any such Contract, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 3.6 Governmental Consents. The execution, delivery and performance by the SunSource Entities of this Agreement and of the Ancillary Agreements to which each such entity is a party and the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization, satisfaction or other order of, review or action by, filing with or notification to any Governmental Authority, including, without limitation, under the Competition Act (Canada), the Investment Canada Act (except notification thereunder by the Partnership following the Closing Date) and the Income Tax Act (Canada) (except in connection with obtaining the Tax Compliance Certificates), except that SunSource makes no representation as to any requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

         Section 3.7 Subsidiaries; No Outside Activities; Assets. After giving effect to the Intercompany Transactions, there will be no Person in which the Contributed Entities, directly or indirectly, own any equity or other ownership interest or any Equity Rights, other than the ownership of all of the capital stock of A&H Bolt by SunSource Canada. The Expediter Business has been and will be through the Closing conducted solely through the Expediter Entities. The Expediter Assets constitute all of the assets used in the conduct of the Expediter Business as presently conducted. There are no assets which are used in the conduct of the Expediter Business as presently conducted which are not included in the Expediter Assets.

         Section 3.8 Financial Information

         (a) SunSource has delivered to the Partnership (i) the Year-End Balance Sheet and the audited, combined, carve-out balance sheets of Kar Products and A&H Bolt at December 31, 1998 and December 31, 1997, and (ii) the audited, combined, carve-out statements of income, changes in invested capital and stockholders' deficit and cash flows of Kar Products and A&H Bolt for the years ended December 31, 1999, 1998 and 1997 (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and fairly present the financial condition, Liabilities, results of operations and cash flows of Kar Products and A&H Bolt as of the dates thereof and for the periods referred to therein and are consistent with the books and records of the SunSource Entities.

         (b) SunSource has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission with respect to periods commencing on or after January 1, 1998 (collectively, including all exhibits thereto, the "SEC Reports"). None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material facts or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SunSource and its subsidiaries as of the respective dates and for the respective periods set forth therein, all in conformity with GAAP, applied on a consistent basis throughout the periods covered thereby, and subject, in the case of unaudited interim financial statements, to the absence of complete notes and normal year-end adjustments. All of the SEC Reports, as of their respective dates (and as of the date of any amendment thereto), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated, respectively, thereunder.

         Section 3.9 No Undisclosed Liabilities. Except as set forth on Schedule
3.9 of the Disclosure Schedule, there are no Liabilities of the Contributed Entities, other than Liabilities (a) reflected as a liability or reserved against on the Year-End Balance Sheet, or (b) incurred since September 30, 1999 in the Ordinary Course of Business (but excluding any Liability which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of
Law).

         Section 3.10 Absence of Certain Changes or Events

         (a) Except as set forth in Schedule 3.10(a) of the Disclosure Schedule, since September 30, 1999, there has not been any material adverse change in the condition (financial or otherwise), business, earnings, results of operations, assets, liabilities, prospects or operations of the Expediter Business or any of the Expediter Entities.

         (b) Since September 30, 1999, the Expediter Entities have conducted the Expediter Business only in the Ordinary Course of Business and have used all commercially reasonable efforts consistent with past practice to preserve the Expediter Business relationships. Without limiting the generality of the foregoing, except as described on Schedule 3.10(b) of the Disclosure Schedule, since September 30, 1999:

                      (i) none of the SunSource Entities has sold, leased, transferred, granted or suffered to exist any Encumbrance or assigned any of the Expediter Assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                      (ii) none of SunSource Entities has entered into or been granted or applied for any Contract or Permit (or series of related Contracts or Permits) relating to the Expediter Assets or the Expediter Business either involving more than $25,000 in the aggregate or outside the Ordinary Course of Business;

                      (iii) no party (including the SunSource Entities) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) relating to the Expediter Assets or the Expediter Business which involves more than $25,000 in the aggregate and to which the one of the SunSource Entities is a party or by which any of them is bound;

                      (iv) none of the SunSource Entities has merged or consolidated with, or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                      (v) other than the Intercompany Indebtedness, none of the SunSource Entities has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

                      (vi) none of the SunSource Entities has delayed or postponed the payment of accounts payable or other Liabilities relating to the Expediter Entities, the Expediter Assets or the Expediter Business other than in the Ordinary Course of Business;

                      (vii) none of the SunSource Entities has cancelled, compromised, waived, failed to exercise or released any right or claim (or series of related rights and claims) with respect to the Expediter Assets or the Expediter Business either involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

                      (viii) none of the SunSource Entities has granted any license or sublicense of any rights under or with respect to any Intellectual Property used in the conduct of the Expediter Business;

                      (ix) except as contemplated by the Intercompany Transactions, none of the SunSource Entities has issued, delivered, awarded, granted or sold, or authorized or proposed the issuance, delivery, award, grant or sale (including the grant of any liens, limitations on voting rights or other Encumbrances) of, any shares of any class of capital stock (including shares held in treasury) or membership or ownership interests in any of the Contributed Entities or any Equity Rights with respect thereto, or amended or otherwise modified the terms of any such capital stock, membership or ownership rights or Equity Rights with respect thereto;

                      (x) none of the SunSource Entities has experienced any damage, destruction, or loss (whether or not covered by insurance) to the Expediter Assets in excess of $2,500 individually or $25,000 in the aggregate;

                      (xi) none of the SunSource Entities has made any loan to, or entered into any other transaction with, any of the directors or officers of the Expediter Entities or any of the Employees or any of their family members which will not be repaid or cancelled at Closing (other than routine travel advances for employees in the Ordinary Course of Business);

                      (xii) none of the SunSource Entities has entered into any Contract concerning employment or consulting, or modified the terms of any existing Contract or agreement therefor, or any collective bargaining agreement relating, in any such case, to the Expediter Entities or the Expediter Business;

                      (xiii) none of the SunSource Entities has granted any increase in the base compensation of any Employee in excess of 7.5% of such Employee's base compensation prior to such increase or outside the

         Ordinary Course of Business, or made any other change in the employment terms of any Employee outside the Ordinary Course of Business;

                      (xiv) except as expressly contemplated by Section 6.1 of this Agreement, none of the SunSource Entities has adopted, amended, modified, or terminated any Employee Benefit Plan affecting the Employees or in which any Employee is entitled to participate;

                      (xv) none of the SunSource Entities has made or pledged to make any charitable or other capital contribution on behalf of any of the Contributed Entities which remains unfulfilled in excess of $5,000 in the aggregate;

                      (xvi) none of the SunSource Entities has granted or suffered to exist any Encumbrance (other than Permitted Encumbrances) with respect to any Expediter Assets;

                      (xvii) none of the SunSource Entities has made any capital expenditure or commitment for any capital expenditure relating to the Expediter Entities in excess of $25,000 individually or $50,000 in the aggregate;

                      (xviii) none of the SunSource Entities has amended its Organizational Documents;

                      (xix) none of the SunSource Entities has made any change in any material accounting practices customarily followed by it;

                      (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Contributed Entities, the Expediter Assets or the Expediter Business;

                      (xxi) none of the SunSource Entities has made any change in its pricing or materially changed its sales or purchasing practices relating to the Expediter Business, and, without limiting the generality of the foregoing, there has been no trade loading (i.e. the accelerated sale of goods resulting in inventory levels at customers in excess of ordinary course levels); and

                      (xxii) none of the SunSource Entities has entered into any Contract or other arrangement or understanding to do any of the foregoing.

         Section 3.11 Contracts

         (a) Except as contemplated by this Agreement and the Intercompany Transaction Documents or as set forth on Schedule 3.11(a) of the Disclosure Schedule, none of the SunSource Entities is a party to, and none of the respective capital stock or other membership or ownership interests in the SunSource Entities or the Expediter Assets or the Expediter Business is subject to, any Contract (or group of related Contracts) concerning, containing or effecting:

                      (i) covenants limiting the freedom of the Contributed Entities after the date hereof to engage in any line of business in any geographic area or to compete with any Person;

                      (ii) partnership, limited liability company (excluding Organizational Documents) or joint venture agreements;

                      (iii) creating, incurring, assuming or guaranteeing (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or which has imposed (or may impose) any Encumbrance on any Expediter Asset;

                      (iv) any Encumbrance (other than Permitted Encumbrances);

                      (v) guaranty of performance;

                      (vi) the sale, transfer, lease, license or parting with possession or ownership of any of the Contributed Entities or any part thereof or any Expediter Properties;

                      (vii) the lease of personal property to or from any Person providing for lease payments (individually or in the aggregate under any master or universal lease agreement) in excess of $10,000 per annum;

                      (viii) the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than six (6) months, result in a material loss to the Expediter Entities or involve consideration in excess of $25,000 from one supplier or customer;

                      (ix) capital expenditures for the Expediter Business, which are not subject to cancellation without penalty or premium on not more than thirty (30) days' notice by the applicable SunSource Entity in excess of $25,000 individually or $50,000 in the aggregate;

                      (x) the employment of any individual on a full-time, part-time, consulting, or other basis providing or likely to result in annual compensation, including, without limitation, all benefits, in excess of $75,000 per annum;

                      (xi) advance or loan of any amount to the directors, officers or members of the Contributed Entities of any Employee outside the Ordinary Course of Business;

                      (xii) provisions with respect to which the consequences of a default or termination could have a Material Adverse Effect;

                      (xiii) otherwise material to the Expediter Business or the Expediter Assets; or

                      (xiv) any proposal (whether oral or written) to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i)-(xiii).

         (b) Except as set forth on Schedule 3.11(b) of the Disclosure Schedule, with respect to each Scheduled Contract:

                      (i) such Scheduled Contract is a legal, valid and binding obligation of the SunSource Entity party thereto and, to the Knowledge of the SunSource Entities, the other parties thereto, and each Scheduled Contract will continue to be a legal, valid and binding obligation in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      (ii) none of the SunSource Entities is in default under any such Scheduled Contract;

                      (iii) to the Knowledge of the SunSource Entities, no other Person that is a party to such Scheduled Contract is in default thereunder; and

                      (iv) to the Knowledge of the SunSource Entities, no event has occurred or will occur upon the Closing and no circumstance exists or will exist upon the Closing that (with or without the giving of notice, the lapse of time or both) gives any Person (other than the SunSource Entity that is a party to such Contract) the right to declare a default, exercise any remedy under, accelerate the maturity or performance of, serves as condition precedent to any right under, or terminate such Scheduled Contract or render any provision thereof void or voidable.

         (c) Except as set forth on Schedule 3.11(c) of the Disclosure Schedule, all Sales Employees have executed one of the form agreements attached hereto as Exhibit F (the "Sales Employment Agreements"). Each of the Sales Employment Agreements contains terms regarding confidentiality or non-competition substantially similar to the provisions with respect thereto of one of such forms attached hereto as Exhibit F. Each Sales Employment Agreement, including, without limitation, such confidentiality or non-competition provisions therein, is, and following the Closing will continue to be, in full force and effect and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a breach or default under any of the Sales Employment Agreements or result in any right of any Sales Employee to terminate such agreements or otherwise invalidate the confidentiality or non-competition provisions therein. No Sales Employment Agreements has been altered or modified in any material respect (and none of the provisions therein regarding confidentiality or non-competition has been altered or modified in any respect) from the terms set forth in Exhibit F and none of such agreements have been terminated.

         Section 3.12 Compliance with Law. Each of the SunSource Entities and their respective predecessors are in compliance in all material respects with all Laws and Governmental Orders applicable to them and, to the Knowledge of the SunSource Entities, no Action has been initiated or threatened alleging any failure to so comply. Schedule 3.12 of the Disclosure Schedule sets forth a complete list of the material Permits pertaining to the Contributed Entities, the Expediter Assets or the Expediter Business. The Permits listed in Schedule
3.12 of the Disclosure Schedule are all the Permits required to own or operate the Expediter Assets and the Expediter Business in compliance in all material respects with all Laws. Such Permits are in full force and effect in accordance with their terms, and there have been no violations thereof and no proceedings are pending or, to the Knowledge of the SunSource Entities, threatened, which could result in a revocation or limitation thereof or any expiration without renewal thereof. To the Knowledge of the SunSource Entities, no circumstance, event or condition has occurred or exists involving or affecting the Contributed Entities or the Employees or otherwise relating to the Expediter Assets or the Expediter Business which could give rise to a claim of employment discrimination or harassment.

         Section 3.13 Litigation. Except as set forth on Schedule 3.13 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the SunSource Entities, threatened against the SunSource Entities, the Expediter Assets, the Expediter Business or any of the officers, directors or members of the Contributed Entities or their Representatives, Employees or Persons indemnified by any of them which could have a Material Adverse Effect. None of the SunSource Entities is a party to or subject to or in default under any Governmental Order which could have a Material Adverse Effect. To the Knowledge of the SunSource Entities, no event has occurred or circumstances or condition exists, which could give rise to any Action against any of the Contributed Entities, the Expediter Assets or the Expediter Business.

         Section 3.14 Employees; Employee Benefit Plans

         (a) Except for those individuals set forth on Schedule 3.14(a) of the Disclosure Schedule, no individual employed or engaged (including, without limitation, as an independent sales agent), whether pursuant to a Contract or otherwise, by SunSource or its Affiliates (other than the Expediter Entities) who is not solely an Employee of the Expediter Entities works primarily for or provides services primarily to the Expediter Entities, whether pursuant to a Contract or otherwise. All Employees of the Expediter Entities in Canada are employed or engaged (as an independent agent or otherwise) by A&H Bolt.

         (b) Schedule 3.14(b) of the Disclosure Schedule identifies each "employee benefit plan", as defined in Section 3(3) of ERISA (whether or not subject to ERISA or the laws of the United States), each stock option, stock purchase, severance or termination, bonus, incentive pay, performance, compensation, profit sharing, deferred profit sharing, stock appreciation, phantom stock, vacation pay, sick pay, employee loan, disability, hospitalization, health, medical, dental, life insurance, supplementary employment insurance, retirement savings, pension, supplemental pension, registered retirement savings, retirement compensation, supplemental unemployment or deferred compensation plan or arrangement and each other employee fringe benefit plan, agreement, program, policy, practice, undertaking or arrangement, that is currently maintained by any of the Expediter Entities, or under which any of the Expediter Entities has or will have any liability or contingent liability, or which is otherwise contributed to for the benefit of current or former Employees or any directors or officers of the Expediter Entities (or any of their eligible beneficiaries and dependents), whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured (collectively, "Employee Benefit Plans"). The SunSource Entities have made available to the Partnership (i) true and complete copies of all Employee Benefit Plans (or in the case of unwritten Employee Benefit Plans, descriptions thereof), including, without limitation, with respect to each Employee Benefit Plan, all amendments to the Employee Benefit Plans, and any trust or other funding arrangement, (ii) Form 5500s for each Employee Benefit Plan for the three most recent plan years, (iii) the most recently completed actuarial valuation for each Employee Benefit Plan for which an actuarial report is required by ERISA or other Law or applicable Governmental Authority or for financial reporting purposes, (iv) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by ERISA or other Law or applicable Governmental Authority, (v) the most recent financial statement or accounting statements for each Employee Benefit Plan, where applicable, (vi) annual information returns and other returns, filings and notices to or from any of the Expediter Entities to or from any Governmental Authority in the last three (3) years relating to any Employee Benefit Plan, (vii) all current booklets, summaries, manuals and written communications of a general nature distributed to or made available to any current or former Employees concerning any of the Employee Benefit Plans, (viii) copies of the most recent letters of confirmation of registration of the Employee Benefit Plans or determination regarding tax qualified status, where applicable, and (ix) copies of any current statements of investment policies and goals prepared in respect of the Employee Benefit Plans (whether or not such statements have been filed with the applicable Governmental Authorities).

         (c) Except as set forth in Schedule 3.14(c) of the Disclosure Schedule,
(i) there is no pending or, to the Knowledge of the SunSource Entities, threatened Action (other than routine claims for payment of benefits) relating to any current or former Employee or any Employee Benefit Plan nor does any fact exist which could reasonably be expected to give rise to any such Action (other than routine claims for payment of benefits); (ii) there is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending or, to the Knowledge of the SunSource Entities, threatened against the Expediter Entities, the Expediter Assets or the Expediter Business; (iii) there is no unfair labor practice, labor arbitration or grievance proceeding pending or, to the Knowledge of the SunSource Entities, threatened against the Expediter Entities, the Expediter Assets or the Expediter Business, (iv) the SunSource Entities have been in compliance with all Laws regarding employment and employment practices, including, without limitation, terms and conditions of employment, wages and hours, worker's compensation and plant closings with respect to the Employees, and (v) the SunSource Entities have complied with and honored the terms and conditions of employment, express or implied, of the Employees.

         (d) Except as set forth in Schedule 3.14(d) of the Disclosure Schedule,
(i) none of the Employees is covered by any contract or collective bargaining agreement with any labor union or similar organization, (ii) no labor union or similar organization has been certified to represent the Employees or has applied to represent any of the Employees or, to the Knowledge of the SunSource Entities, is attempting to organize the Employees so as to represent such Employees, (iii) none of the Employees in Canada is covered by a contract of employment which provides an Employee with anything other than reasonable notice of termination or provides an Employee with any rights, options or entitlements upon the change in control or ownership of any of the SunSource Entities, the

Expediter Business or the Expediter Assets, (iv) none of the Employees is covered by a "multiemployer plan" (as defined in Section 3(37) of ERISA), and
(v) none of the Employee Benefit Plans provides or promises post-retirement health or life or any other post-retirement welfare benefits to current or former Employees, except to the extent required under any applicable state law or under Section 601 of ERISA.

         (e) None of the SunSource Entities or their Affiliates or any entity required to be combined with any of the foregoing entities under Section 414(b),
Section 414(c), Section 414(m), or Section 414(o) of the Code (an "ERISA Affiliate") has incurred any cost, fee, expense, liability, claim, suit, obligation, or other damage under Title IV of ERISA that could give rise to the imposition of any liability, cost, fee, expense, or obligation, which would be reasonably expected to become a liability of the Partnership or any of its Affiliates, and, to the Knowledge of the SunSource Entities, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage, which would be reasonably expected to become a liability of the Partnership or any of its Affiliates.

         (f) Except as set forth on Schedule 3.14(f) of the Disclosure Schedule, each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that such plan is so qualified and, to the Knowledge of the SunSource Entities, no fact or circumstances exist which would adversely affect the qualified status of such plan in form or operation.

         (g) No SunSource Entity or any ERISA Affiliate thereof has incurred any unpaid liability for any penalty or tax under Sections 4971, 4972, 4975, 4976, 4979, or 4980 of the Code or Section 502 of ERISA.

         (h) Each of the Employee Benefit Plans that is a "group health plan" (as defined in Section 5000(b) of the Code) has at all times been in compliance in all material respects with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable state laws. No Employee Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code or subject to the provisions of Section 505 of the Code.

         (i) Except as set forth on Schedule 3.14(i) of the Disclosure Schedule, each Employee Benefit Plan is, and has been, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws. With respect to each Employee Benefit Plan, all required filings and reports have been made in a timely and complete manner with all Governmental Authorities. All obligations of the Expediter Entities to or under the Employee Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and there are no outstanding defaults or violations thereunder by the Expediter Entities nor do the SunSource Entities have any Knowledge of any default or violation by any other party to any Employee Benefit Plan. Full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Employee Benefit Plan under applicable Law or under any Employee Benefit Plan or any agreement relating to a Employee Benefit Plan and no Taxes, penalties or fees are owing or assessable under any such Employee Benefit Plan. The SunSource Entities have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided and there have been no promised improvements, increases or changes to the benefits provided under any Employee Benefit Plan except as set forth on Schedule 3.14(i) of the Disclosure Schedule.

         (j) Except as set forth in Schedule 3.14(j) of the Disclosure Schedule, the execution and delivery of, and performance of the transactions contemplated by, this Agreement and the Ancillary Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration of funding, vesting or increase in benefits with respect to any current or former Employee.

         (k) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any Employee or officer or director of any Expediter Entity who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

         (l) Each Employee Benefit Plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code (a "Title IV Plan"), has met the minimum funding requirements of Sections 412 of the Code and Section 302 of ERISA, and no Title IV Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code and
Section 302 of ERISA. Schedule B to the most recent Form 5500 with respect to each Title IV Plan is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Title IV Plan relating to the Form 5500. None of the SunSource Entities nor any of their respective ERISA Affiliates is required to provide security to a Title IV Plan under Section 401(a)(29) of the Code due to an amendment to a Title IV Plan that results in an increase in current liability for the plan year.

         (m) To the Knowledge of the SunSource Entities, no event has occurred with respect to any registered Employee Benefit Plan which would result in the revocation of the registration of such Employee Benefit Plan or which would entitle any Person (without the consent of the sponsor of such Employee Benefit
Plan) to wind up or terminate any such Employee Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Employee Benefit Plan.

         (n) No material changes have occurred in respect of any Employee Benefit Plan since the date of the most recent financial, accounting, actuarial or other report, as applicable, issued in connection with such Employee Benefit

Plan, which could reasonably be expected to render the relevant report misleading in any material respect.

         (o) All data with respect to any current or former Employee necessary to administer each Employee Benefit Plan is in the possession of the applicable Expediter Entity and can be converted to a form which is sufficient for the proper administration of all Employee Benefit Plans in accordance with the terms thereof and all applicable Laws.

         (p) There are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any of the Employee Benefit Plans. No contribution holidays have been taken under any of the Employee Benefit Plans, and there have been no withdrawals of assets or transfers of assets from any Employee Benefit Plan, except in accordance with applicable Laws. No Expediter Entity has received or applied for any payment of surplus assets out of any Employee Benefit Plan.

         (q) No Employee Benefit Plan which provides benefits to current or former Employees (or their beneficiaries or dependants) of A&H Bolt also provides benefits to current or former employees (or their beneficiaries or dependants) of any other Person.

         Section 3.15 Properties

         (a) Schedule 3.15(a) of the Disclosure Schedule lists, and describes by reference to the owner, municipal address and legal description, all real property owned, legally or beneficially, by the SunSource Entities which is used or useful in the Expediter Business (collectively, the "Owned Properties" and each, an "Owned Property"). Except as described on Schedule 3.15(a) of the Disclosure Schedule, with respect to each Owned Property:

                      (i) the identified owner of such Owned Property is the sole beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests, and has good and marketable title to the Owned Property in fee simple, free and clear of any Encumbrance, except for Permitted Encumbrances, which Permitted Encumbrances do not, in the aggregate, materially adversely impair the current use, occupancy, or value, or the marketability of title, of the Owned Property subject thereto;

                      (ii) there are no pending or, to the Knowledge of the SunSource Entities, threatened expropriation or condemnation proceedings, lawsuits or administrative or other Actions relating to the Owned Properties that would materially and adversely affect the current use, occupancy, value or marketability thereof;

                      (iii) there are no material structural defects in any of the buildings or improvements situated on any Owned Property;

                      (iv) the building systems, structures, fixtures or improvements, owned, leased or used on the Owned Properties are, to the Knowledge of the SunSource Entities, in all respects in good condition and working order (reasonable wear and tear excepted), and are adequate for the operation of the Expediter Business as presently operated;

                      (v) the legal description for the Owned Property located in Des Plaines, Illinois (the "Illinois Property") describes such property fully and adequately, and Commonwealth Land Title Insurance Company (the "Title Company") will affirmatively insure to the Partnership that the legal description for the Owned Property located in Windsor, Ontario (Canada) (the "Windsor Property") describes such property fully and adequately, and, except as shown on the surveys of the Owned Properties prepared or commissioned by International Land Services and, dated, in the case of the Illinois Property, December 21, 1999, and, in the case of the Windsor Property, December 13, 1999 (as revised December 21, 1999), the buildings and improvements thereon (x) are not in violation of applicable setback requirements, zoning by-laws and ordinances and are not subject to any variances therefrom, and (y) do not materially encroach on any adjoining land or easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Owned Property is not located within any flood plain or subject to any similar type restriction for which any Permits necessary to the use thereof have not been obtained;

                      (vi) all facilities have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in compliance in all material respects with applicable Laws;

                      (vii) except as disclosed on Schedule 3.15(a)(vii) of the Disclosure Schedule, (x) there are no leases, subleases, licenses, concessions, or other agreements (including, without limitation, with respect to food services, parking and other concessions), written or oral, granting to any party or parties the right of use or occupancy of any portion of any Owned Property, (y) there are no outstanding options to purchase, lease or use, rights of first refusal to purchase the parcels of real property or any portions of any Owned Property or any interest therein, and (z) there are no third parties (including any SunSource Entities other than the Contributed Entities) in possession of, or having a right to occupy, any portion of any Owned Property;

                      (viii) all facilities located on any portion of any Owned Property are fully serviced and supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Owned Property; and

                      (ix) each Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Owned Property.

         (b) Schedule 3.15(b) of the Disclosure Schedule lists and describes briefly all real property leased, subleased or licensed to the Expediter Entities ("Leased Property" and, together with Owned Property, the "Expediter Property"). Attached to Schedule 3.15(b) of the Disclosure Schedule are rent and concession settlement statements for each Leased Property for the year ended December 31, 1999. The SunSource Entities have delivered to the Partnership complete and correct copies of the leases and subleases with respect to the Leased Properties (as amended to date). With respect to each lease and sublease listed in Schedule 3.15(b) of the Disclosure Schedule:

                      (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the transactions contemplated hereby;

                      (ii) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (iii) no party to the lease or sublease has repudiated any provision thereof;

                      (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                      (v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                      (vi) all rent or security deposits with respect to any Leased Property are reflected on the Year-End Balance Sheet;

                      (vii) none of the SunSource Entities have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold with respect to the Leased Properties;

                      (viii) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including Permits) required to be obtained by the Expediter Entities in connection with the operation thereof and have been operated and maintained in compliance in all material respects with applicable Laws;

                      (ix) there are no material structural defects in any of the buildings or improvements situated on the Leased Properties;

                      (x) the building systems, structures, fixtures or improvements, owned, leased or used by the Expediter Entities on the Leased Properties are, to the Knowledge of the SunSource Entities, in all respects in good condition and working order (reasonable wear and tear excepted), and are adequate for the operation of the Expediter Business as presently operated; and

                      (xi) all facilities leased or subleased thereunder are adequately supplied and serviced with utilities and other services necessary for the operation of such facilities.

         (c) The Expediter Entities (i) have good and marketable title to, or a valid leasehold interest in, the Expediter Assets (other than the Owned Property or the Leased Property) used or held for use by them, located on their premises, or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances and subject to the rights of customers of the Expediter Entities in and to Expediter Inventory under purchase orders or contracts entered into in the Ordinary Course of Business, and (ii) own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Expediter Business as presently conducted and as presently proposed to be conducted.

         (d) Each tangible Expediter Asset is free from material defects (patent and, to the Knowledge of the SunSource Entities, latent), is not subject to any disputes with a Governmental Authority or third Person, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         Section 3.16 Intellectual Property

         (a) All Intellectual Property used or held for use in the Expediter Business is owned or licensed for use by the Expediter Entities. Schedule 3.16(a) of the Disclosure Schedule sets forth a complete and correct list of all patents, registered and unregistered copyrights, registered and unregistered trademarks and service marks, tradenames and all applications for any of the foregoing and Internet domain names owned by the Expediter Entities. All such Intellectual Property set forth on Schedule 3.16(a) of the Disclosure Schedule is owned by the Expediter Entities free and clear of all Encumbrances and the Expediter Entities are not obligated to make any payments of any kind in respect thereof.

         (b) Schedule 3.16(b) of the Disclosure Schedule sets forth a complete list of all licenses granted by or to any of the Expediter Entities with respect to any Intellectual Property (other than Licensed Software) used in the conduct of the Expediter Business. All such Intellectual Property reflected on Schedule 3.16(b) of the Disclosure Schedule as licensed, leased or otherwise used, but not owned by, the Expediter Entities are used by the Expediter Entities pursuant to terms of a binding Contract under which the Expediter Entities have the right to use such Intellectual Property as currently used and intended to be used in the Expediter Business without payment of any royalty or other fee, except as set forth on Schedule 3.16(b) of the Disclosure Schedule.

         (c) Schedule 3.16(c) of the Disclosure Schedule contains a complete and accurate list of all computer software, databases and other material computer-related Intellectual Property that are used by and are licensed or leased to the Expediter Entities (or as to which the Expediter Entities have otherwise obtained the right to use), other than commercially available over-the-counter "shrinkwrap" software (the "Licensed Software"). Schedule 3.16(c) of the Disclosure Schedule also sets forth a list of all license fees, rents, royalties or other charges that the Expediter Entities are required or obligated to pay with respect to the Licensed Software. Prior to the date of this Agreement, the Expediter Entities have delivered to the Partnership true and complete copies of all agreements under which the Expediter Entities have the right to use the Licensed Software. The Expediter Entities are in compliance with all provisions of any license, lease or other similar agreement pursuant to which Expediter Entities have rights to use the Licensed Software, except where the failure to be in compliance would not give rise to a right of termination on behalf of the licensor of such Licensed Software or otherwise impair the rights of, or the anticipated benefits of such Licensed Software to, the Expediter Entities.

         (d) Schedule 3.16(d) of the Disclosure Schedule contains a list or description of all software and related Intellectual Property developed or owned by the Expediter Entities and which is used in operating or directing products that are sold by the Expediter Entities and in connection with the Expediter Business. Such software and the Licensed Software (collectively the "Expediter Software") constitutes all software, other than commercially available over-the-counter "shrinkwrap" software, used in relation to the Expediter Business. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a breach or default under any license or similar agreement relating to the Expediter Software or impair the ability to use the Expediter Software in the same manner as such Expediter Software is currently used or intended to be used by the Expediter Entities, provided that, following the Closing, the Partnership complies and causes the Expediter Entities to comply with the terms of any agreements relating to the Expediter Software. To the Knowledge of the SunSource Entities, (i) the Expediter Entities are not infringing or diluting any intellectual property rights of any other Person with respect to the Expediter Software, and (ii) no other Person is infringing any Intellectual Property rights of the Expediter Entities with respect to the Expediter Software.

         (e) None of the SunSource Entities are currently in receipt of any notice of violation of, and, to the Knowledge of the SunSource Entities, none of the SunSource Entities are violating, the rights of any Person in any Intellectual Property used in the conduct of the Expediter Business. No Person has claimed or, to the Knowledge of the SunSource Entities, is threatening to claim the right to use and license any of the Intellectual Property. Except in the Ordinary Course of Business, the Expediter Entities have not granted to any Person the right to use or license any Intellectual Property used in the conduct of the Expediter Business.

         (f) The Expediter Assets, Expediter Software and Expediter Business and, to the Knowledge of the SunSource Entities, the Licensed Software, are Year 2000 Compliant. Schedule 3.16(f) of the Disclosure Schedule contains a true, correct and complete list of all written studies, audits, surveys, reports and investigations conducted by or on behalf of, or provided to, the SunSource Entities with respect to the foregoing, and a description of all efforts to analyze, modify or replace all computer software, including, without limitation, Expediter Software, which the SunSource Entities have deemed necessary or appropriate in connection with assessing whether the Expediter Assets, Expediter Software and Expediter Business are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" shall mean that all computer equipment and software operates and correctly processes data such that:

         (i) calculations using dates execute utilizing a four digit year;

                      (ii) the software functionality, including but not limited to, entry, inquiry, maintenance and update (whether on-line, batch or otherwise) shall support four digit year processing;

                      (iii) interfaces and reports shall support four digit year processing;

                      (iv) successful transition to the year 2000 using the correct system date shall have occurred without human intervention or adverse consequences;

                      (v) after the transition to the year 2000, processing with a four digit year shall occur without human intervention;

                      (vi) such computer equipment and software can reasonably be expected to calculate all leap years from and after January 1, 2000 correctly; and

                      (vii) correct results shall be produced in forward and backward date calculation spanning century boundaries (there are no years stored as two digits).

         Section 3.17 Environmental Laws

         (a) The SunSource Entities are and, to the Knowledge of the SunSource Entities have at all times been, in compliance in all material respects with all applicable Environmental Laws in connection with the leasing, ownership, manufacture, operation and condition of the Expediter Assets, including, without limitation, the Owned Property and the Leased Property, and the Expediter Business. There are no pending violations or alleged violations by the SunSource Entities or any Affiliate thereof pertaining to the Expediter Assets, including, without limitation, the Owned Properties or the Leased Properties, or the Expediter Business of any Environmental Laws asserted by any Governmental Authority or third party.

         (b) There is no past or ongoing release, emission or discharge of Hazardous Materials into the environment in quantities requiring remediation or reporting under any Environmental Laws to, on, from or within (i) any real property currently owned or operated by the Expediter Entities, or (ii) to the Knowledge of the SunSource Entities, any real property previously owned or operated by the Expediter Entities. All environmental assessments, reports and investigations with respect to any property currently or previously owned or operated by the Expediter Entities or in connection with the Expediter Business in the possession, custody or control of the SunSource Entities are identified on Schedule 3.17(b) of the Disclosure Schedule and have been made available to the Partnership prior to the date hereof.

         (c) There is no Action pending or, to the Knowledge of the SunSource Entities threatened, by any employee or other Person alleging personal injury or property damage as the result of the operation of the Expediter Business or the release of Hazardous Materials related to the operation of the Expediter Business.

         (d) Except as set forth in Schedule 3.17(d) of the Disclosure Schedule, there are no Hazardous Materials in quantities regulated by any Environmental

Laws located on, contained in or otherwise part of any property owned or operated by the Expediter Entities or in connection with the Expediter Business. With respect to the Expediter Business, none of the SunSource Entities has arranged for the transportation, storage, treatment or disposal of any Hazardous Materials at any property or site not owned or controlled by it that has given rise to any liability under any Environmental Law or to any property not licensed to accept Hazardous Materials.

         (e) Except as set forth in Schedule 3.17(e) of the Disclosure Schedule, there are no landfills, lagoons, impoundments, waste piles, drum storage areas, or storage tanks (above or underground) on any property currently owned or operated by the Expediter Entities, or, to the Knowledge of the SunSource Entities, on any property previously owned or operated by the Expediter Entities.

         (f) There is no Action pending or, to the Knowledge of the SunSource Entities, threatened by a third party or before a Governmental Authority involving any of the Expediter Entities, the Expediter Assets or the Expediter
Business: (i) for alleged violation of or noncompliance with (including, to the Knowledge of the SunSource Entities, by any predecessor or prior owner or occupier) any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned or operated by the Expediter Entities or in connection with the Expediter Business.

         (g) None of the SunSource Entities has received any written notice regarding an actual or alleged material violation of any Environmental Laws by any of the SunSource Entities or pertaining to the Expediter Business.

         Section 3.18 Taxes

         (a) Except as set forth on Schedule 3.18(a) of the Disclosure Schedule, all Returns required to be filed by, or with respect to any activities of, the Contributed Entities have been timely filed and such Returns are true, correct and complete. All Taxes which were shown to be due on such Returns have been timely paid or are adequately provided for on the Year-End Balance Sheet. The reserves for Taxes reflected in the Year-End Balance Sheet have been determined in accordance with GAAP and are adequate for the payment of all Taxes incurred or which may be incurred through the date hereof and through the Closing Date. There is no action, suit, proceeding, investigation, claim or audit now pending or, to the Knowledge of the SunSource Entities, threatened with respect to the Contributed Entities in respect of any Taxes, and there are no such matters under discussion with any Governmental Authority. All Taxes relating to the income, properties or operations the Contributed Entities which the Contributed Entities were required by law to withhold or collect, including without limitation, sales and use and employment taxes, have been duly withheld or collected, and have been timely paid over to the proper Tax Authorities to the extent due and payable. The Contributed Entities are not party to any Tax sharing, indemnity, allocation or similar agreements. Except as set forth on
Schedule 3.18(a) of the Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to any of the Contributed Entities, and none of the SunSource Entities has requested or entered into any agreement or other arrangement or executed any waiver with respect to any of the Contributed Entities providing for any extension of time within which (i) to file any Return, (ii) to file any elections, designations or similar filings relating to Taxes, (iii) the Contributed Entities are required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Taxing Authority may assess or collect Taxes. No claim has been made within the last three years by a Taxing Authority in a jurisdiction where any of the Contributed Entities does not file Returns that the Contributed Entities may be subject to taxation in that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Expediter Assets. Without limiting the foregoing, since September 30, 1999, none of the SunSource Entities has made any election or filed any waiver or extension with respect to Taxes or any Tax limitation period or has settled any Tax audit or dispute with any Tax Authority on a basis that would have a material impact on the Tax liability of any of the Contributed Entities for a Post-Closing Tax Period. All material elections with respect to Taxes affecting the Contributed Entities are set forth on Schedule 3.18(a) of the Disclosure Schedule.

         (b) Except pursuant to this Agreement, in connection with the Fauver Share Distribution or as set forth on Schedule 3.18(b) of the Disclosure Schedule, for purposes of the Income Tax Act (Canada), or any other applicable Canadian federal or provincial Law with respect to Taxes, no Person or group of Persons has ever acquired or had the right to acquire control of any Contributed Entity. In the case of SunSource Canada and A&H Bolt: (i) none of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of any other applicable Canadian federal or provincial Law with respect to Taxes, have applied or will apply to such entity at any time up to and including the Closing Date; (ii) neither has acquired property from a non-arm's length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject either of them to liability under Section 160 of the Income Tax Act (Canada); (iii) neither has received a dividend that has been subject to Section 55(2) of the Income Tax Act (Canada); (iv) the subscription price for any shares of capital stock issued to or by SunSource Canada or A&H Bolt or to or by any other entity that is a non-arm's length Person within the meaning of the Income Tax Act (Canada) was equal to the fair market value thereof, measured at the time of issuance; and
(v) for all transactions between either of SunSource Canada or A&H Bolt and any Person not resident of Canada with whom either SunSource Canada or A&H Bolt was not dealing at an arm's length during a Tax year commencing after 1998 and ending on or before the Closing Date, SunSource Canada or A&H Bolt, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a)-(c) of the Income Tax Act (Canada). A&H Bolt is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada), R.S.C., 1985, c. E-15, as amended, with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act, R.S.Q., c. T-0.1, as amended, with respect to the Quebec sales tax, and the registration numbers thereunder for A&H Bolt are 100087741RT0001 and 1145877743, respectively. The shares of capital stock of A&H Holding are not "taxable Canadian property" within the meaning and for purposes of the Income Tax Act (Canada).

         (c) SunSource Canada is a disregarded entity for United States federal income Tax purposes, as provided in Treasury Regulation Section
1.301.7701-3(b)(2). A&H

Bolt (i) is not engaged in a United States trade or business for federal income tax purposes, and (ii) is not a passive foreign investment company within the meaning of the Code. There are no overall foreign losses that have been allocated to A&H Bolt under Treasury Regulation Section 1.1502-9(c). Neither SunSource Canada nor A&H Bolt has participated in or cooperated with an international boycott or been requested to do so in connection with any transaction or proposed transaction. The basis of certain assets and the internal basis in certain stock for United States federal and Canadian income tax purposes is as set forth on Schedule 3.18(c) of the Disclosure Schedule.

         (d) The transactions contemplated herein are not subject to the tax withholding provisions of Subchapter A of Chapter 3 of the Code or of any other provision of Law with respect to withholding. None of the SunSource Entities has been a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (e) None of SunSource nor any of its Affiliates would be required to include any amount in gross income with respect to SunSource Canada or A&H Bolt pursuant to Section 951 of the Code if the taxable years of such entities were deemed to end on the day after the Closing Date. A&H Bolt does not have an investment in "United States property" for purposes of Section 956 of the Code. A&H Bolt will not be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain which would otherwise have been recognized in a Pre-Closing Tax Period but for SunSource or the Contributed Entities effecting a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period.

         (f) Schedule 3.18(f) of the Disclosure Schedule sets forth with respect to A&H Bolt (i) the estimated amount of current and accumulated earnings and profits as of the date hereof and the amount expected as of the Closing Date, and (ii) the estimated amount of previously taxed income within the meaning of
Section 959 of the Code as of the date hereof and the amount expected as of the Closing Date (taking into account the amount of any dividend to SunSource under Section 1248 of the Code from the transactions contemplated by this Agreement).

         Section 3.19 Insurance

         (a) Schedule 3.19(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) (the "Insurance Policies") to which any of the SunSource Entities has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years and which relates to the Expediter Entities, the Expediter Assets or the Expediter
Business:

                      (i) the name, address, and telephone number of the agent;

                      (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                      (iii) the policy number and the period of coverage;

                      (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                      (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         (b) With respect to each such Insurance Policy: (i) the policy is legal, valid and binding, and enforceable in accordance with its terms, and in full force and effect; (ii) to the extent not terminated pursuant to Section 5.5 of this Agreement, the policy will continue to be legal, valid, binding, and enforceable in accordance with its terms, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) none of the SunSource Entities nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) there are no outstanding unpaid premiums regarding claims made under such Insurance Policies and no notices of cancellation or nonrenewal have been received by any of the SunSource Entities; (v) no insurer has advised any of the SunSource Entities that it intends to reduce coverage or increase premiums; and (vi) no party to the policy has repudiated any provision thereof. Each of the Expediter Entities has been covered during the past ten (10) years (or since the date of its formation if less than ten (10) years) by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3.19(b) of the Disclosure Schedule describes any self-insurance arrangements affecting the Expediter Entities.

         Section 3.20 Brokers. Except for the Glencoe Fee, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the SunSource Entities.

         Section 3.21 Notes and Accounts Receivable; Minimum Cash. All notes and accounts receivable of the Expediter Entities are reflected properly on their books and records, are valid receivables subject to no set-offs or counterclaims, are current and collectible within one hundred twenty (120) days, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Final Closing Date Balance Sheet.

         Section 3.22 Americans With Disabilities Act Compliance. Except as set forth on Schedule 3.22 of the Disclosure Schedule, the facilities owned and leased by the Expediter Entities are in compliance in all material respects with the Americans with Disabilities Act of 1990 (the "ADA") to the extent the ADA is applicable thereto. None of the SunSource Entities has received any notice to the effect that, or otherwise been advised that, the facilities are not in compliance with the ADA and none of the SunSource Entities has any reason to anticipate that any existing circumstances at any of the facilities are likely to result in violation of the ADA.

         Section 3.23 Bank Accounts. Schedule 3.23 of the Disclosure Schedule contains a true and correct list of the names of each bank, savings and loan, or other financial institution in which the SunSource Entities have an account relating to the Expediter Entities and the Expediter Business, including cash contribution accounts (or safe deposit boxes) and the names of all Persons authorized to draw thereon or with access thereto.

         Section 3.24 Inventory. All Expediter Inventory has been acquired and maintained in accordance with the regular business practices of the Expediter Entities, consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business, and is valued at reasonable amounts based on the normal valuation policies of the Expediter Entities at prices equal to the lower of cost or market value on a first-in, first-out basis. None of such Expediter Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the Ordinary Course of Business, except for such items of Expediter Inventory which have been written down to realizable market value, or for which adequate reserves have been provided.

         Section 3.25 Intercompany and Affiliate Relationships. Schedule 3.25 of the Disclosure Schedule sets forth (a) each Contract in effect as of the date hereof between any of the Contributed Entities or their Affiliates or Representatives, on the one hand, and any of SunSource or its Affiliates or former Affiliates, or to which any SunSource Entity other than the Contributed Entities is a party which affects or relates to the Contributed Entities, the Expediter Assets or the Expediter Business, and (b) each transaction from December 31, 1999 through the date hereof involving the transfer of any cash, property, assets or rights to or from the Contributed Entities to any of SunSource or its Affiliates or former Affiliates and any commitments of any of such parties to engage in any such transactions in the future (other than the Intercompany Indebtedness). Each such Contract is, and each such transaction was effected, on terms equivalent to those which would have been established in an arms-length negotiation.

         Section 3.26 Representations Regarding SunSource Canada. SunSource Canada, since its formation, has been, and is and will continue through the Closing to be a holding company with no assets (tangible or intangible, real or personal), Liabilities, Contracts, employees, properties, operations or business, other than its ownership of all of the shares of capital stock of A&H Bolt and, prior to the Fauver Share Distribution, its ownership of all of the shares of capital stock of Fauver.

                                  ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF the Partnership

                  The Partnership hereby represents and warrants to the SunSource Entities as follows:

         Section 4.1 Organization. The Partnership is duly formed, validly existing and in good standing under the laws of the State of Delaware.

         Section 4.2 Authority. The Partnership has the partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Partnership of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Partnership of its obligations hereunder and thereunder have been duly authorized by all necessary partnership action on the part of the Partnership.

         Section 4.3 Enforceability. This Agreement and the Ancillary Agreements to which the Partnership is a party have been duly executed and delivered by the Partnership and constitute a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         Section 4.4 No Conflict or Violation. The execution, delivery and performance by the Partnership of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Partnership, (b) conflict with or violate any Law, Governmental Order or Permit applicable to the Partnership or any of its assets or properties, except for such conflicts or violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Partnership to perform its obligations under this Agreement, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets or properties of the Partnership (other than in connection with the Debt Financing) pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which the Partnership is a party or by which any of its assets or properties is bound or affected, except for such conflicts, breaches, defaults, consents, rights and Encumbrances, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 4.5 Governmental Consents. The execution, delivery and performance by the Partnership of this Agreement do not and will not require any consent, approval, authorization, satisfaction or other order of, review or action by, filing with or notification to any Governmental Authority, except for
(i) notification under the Investment Canada Act by the Partnership following the Closing Date, and (ii) those that may be required by the nature of the business or ownership of the Partnership. No filing or notification under the HSR Act is required in connection with the execution of this Agreement by the Parties hereto or the consummation of the transactions contemplated hereby.

         Section 4.6 Issuance of Interest. The Parent Units and the Holding Units to be issued to the Contributors, respectively, upon completion of the transactions described in Article II hereof will be duly authorized and validly issued, subject to the terms of the Partnership Agreement.

         Section 4.7 Capitalization of the Partnership. The capitalization of the Partnership immediately prior to the Closing is set forth on Exhibit G, which sets forth the name of each general and limited partner of the Partnership immediately prior to the Closing, the amount of capital contributions made by each partner of the Partnership immediately prior to the Closing and the percentage interests of each partner in the Partnership immediately prior to the Closing. The capitalization of the Partnership as of the Closing will be set forth on the Closing Date Capitalization Certificate delivered to the SunSource Entities by the Partnership at the Closing pursuant to Section 2.5(b)(v) of this Agreement which shall set forth the name of each general and limited partner of the Partnership as of the Closing (after giving effect to the Contributions and the issuance of warrants in connection with the Debt Financing), the amount of capital contributions made or to be made by each partner of the Partnership (indicating whether such contributions are classified as preferred or base capital) as of the Closing and the number of Units owned (which, in the case of the general and limited partners who are Affiliates of Glencoe Capital, shall equal 51,000 Units in the aggregate) by each partner and the corresponding Unit Percentage represented thereby (giving effect to the issuance of the Parent Units and the Holding Units pursuant to this Agreement). All of the Units outstanding as of the Closing Date and all of the Parent Units and the Holding Units to be issued to Parent and A&H Holding, respectively, on the Closing Date pursuant to this Agreement are duly authorized and validly issued.

         Section 4.8 Business of the Partnership. The Partnership has not conducted any business operations and has not engaged in any transactions since its formation other than in connection with its formation and the transactions contemplated by this Agreement and the Ancillary Documents or in connection with the Debt Financing or as contemplated by the Letter Agreement.

         Section 4.9 Brokers. Except for the Glencoe Fee, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Partnership.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

         Section 5.1 Conduct of Business Prior to the Closing

         (a) Except as contemplated by this Agreement, pending the Closing, the Expediter Entities shall, and the SunSource Entities (other than the Expediter Entities) shall cause the Expediter Entities to, conduct the Expediter Business in all material respects only in the Ordinary Course of Business, to use all commercially reasonable efforts to preserve substantially intact the business organization of the Expediter Entities, to maintain and keep the Expediter Assets in good repair and condition, to pay the proper amount of Taxes and installments and remittances of Taxes within the time prescribed under any applicable Law, to comply in all material respects with all applicable Laws and to use all commercially reasonable efforts consistent with past practice to preserve its business relationships, all to the end of preserving the Expediter

Business and the operations of the Expediter Entities. Without limiting the generality of the foregoing, except as contemplated by this Agreement, the Contributed Entities shall not, and the SunSource Entities (other than the Contributed Entities) shall not permit the Contributed Entities to, do any of the following without the prior written consent of the Partnership (which consent shall not be unreasonably withheld):

                      (i) sell, lease, transfer, or assign any of its assets, tangible or intangible, other than items held for sale for a fair consideration in the Ordinary Course of Business;

                      (ii) enter into any Contract (or series of related Contracts) either involving more than $25,000 in the aggregate or outside the Ordinary Course of Business;

                      (iii) accelerate, terminate, modify, or cancel any Contract (or series of related Contracts) involving more than $25,000 in the aggregate relating to the Expediter Business to which any of the Expediter Entities is a party or by which any of the Expediter Assets is bound or affected;

                      (iv) make any changes in its key management structure, including, without limitation, the hiring of additional officers;

                      (v) settle or compromise any Action or claim, except for Actions or claims settled in the Ordinary Course of Business and not involving more than $5,000 in settlement or compromise (without giving effect to insurance proceeds) or any form of consent or decree as to the conduct of any aspect of the Expediter Business;

                      (vi) allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or cancelled;

                      (vii) except in connection with and to facilitate the Intercompany Transactions, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any liens, limitations on voting rights or other Encumbrances) of, any shares of any class of capital stock (including shares held in treasury) or other membership or ownership interests or any Equity Rights with respect thereto, or amend or otherwise modify the terms of any such capital stock or other membership or ownership rights or Equity Rights with respect thereto;

                      (viii) merge or consolidate with, or make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                      (ix) issue any note, bond, or other debt security or create, incur, assume, or guaranty any indebtedness for borrowed money or capitalized lease obligation;

                      (x) delay or postpone the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                      (xi) cancel, compromise, waive, fail to exercise or release any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                      (xii) grant any license or sublicense of any rights under or with respect to any Intellectual Property;

                      (xiii) except in connection with the Intercompany Transactions, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or member interest (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock or membership interest;

                      (xiv) take any action or fail to act such that (A) any representation or warrant in Article III hereof to become untrue or incorrect, including without limitation, in Section 3.13 of this Agreement or (B) any condition to closing set forth in Section 8.2 of this Agreement could fail to be satisfied;

                      (xv) enter into any Contract or other arrangement or understanding to do any of the foregoing.

         Section 5.2 Access to Information

         (a) From the date hereof until the Closing, each of the SunSource Entities shall afford the Representatives of the Partnership, at the sole risk and expense of the Partnership, with reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, facilities, books and records of the SunSource Entities, as the Partnership reasonably deems necessary or advisable, and to those Employees to whom the Partnership reasonably requests access. All information obtained by the Partnership and its employees, agents and its Representatives pursuant to this
Section 5.2 shall be kept confidential in accordance with the Letter Agreement.

         (b) In order to facilitate the resolution of any claims made by or against or incurred by the SunSource Entities prior to the Closing, for a period of four (4) years following the Closing (or, with respect to any books and records necessary for the preparation and filing of any Returns, reports or forms or the defense of any Tax audit, claim or assessment, until ninety (90) days after the expiration of the applicable statute of limitations period as provided in Section 7.1(a) hereof), the Partnership shall cause the Contributed Entities to, (i) retain the books and records of the Contributed Entities relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the SunSource Entities reasonable access (including the right to make photocopies, at the SunSource Entities' expense), during normal business hours, to such books and records; provided that SunSource shall, or shall cause Parent or A&H Holding to, reimburse the Partnership promptly upon demand for all out-of-pocket expenses incurred by the Partnership in connection therewith.

         (c) In order to facilitate the resolution of any claims made by or against or incurred by the Partnership or the Contributed Entities after the Closing or for any other reasonable purpose, for a period of four (4) years following the Closing (or, with respect to any books and records necessary for the preparation and filing of any Returns, reports or forms or the defense of any Tax audit, claim or assessment, until ninety (90) days after the expiration of the applicable statute of limitations period as provided in Section 7.1(a) hereof), the SunSource Entities shall (i) retain the books and records which relate to the Contributed Entities for periods prior to the Closing and which shall not otherwise have been delivered to the Partnership or the Contributed Entities, and (ii) upon reasonable notice, afford the Representatives of the Partnership and the Contributed Entities reasonable access (including the right to make photocopies, at the expense of the Partnership), during normal business hours, to such books and records; provided that the Partnership shall reimburse the SunSource Entities promptly upon demand for all out-of-pocket expenses incurred by such entities in connection therewith.

         (d) In the event and for so long as the Partnership actively is contesting or defending against any Action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Contributed Entities, the Expediter Assets or the Expediter Business, the SunSource Entities will cooperate with the Partnership and its Representatives in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Partnership (unless the Partnership is entitled to indemnification therefor under Article IX hereof).

         Section 5.3 Regulatory and Other Authorizations; Notices and Consents

         (a) Each of the Parties hereto shall use all commercially reasonable efforts to obtain all permits, authorizations, consents, orders and approvals of, and give all notices to or make all filings with, all Governmental Authorities that may be or become necessary or appropriate for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with each other party hereto in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals and to give all such notices or make all such filings and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant thereto. Each Party further agrees to promptly inform the other Parties of any communication received by it from any Governmental Authority regarding any of the transactions contemplated hereby and to keep such other Parties apprised of the status of any such communications; provided, however, that the Partnership shall not be required to disclose communications with Governmental Authorities regarding the Investment Canada Act to any other Party. Each Party agrees to use all commercially reasonable efforts to contest any Action seeking to restrain, enjoin or alter the transactions contemplated by this Agreement and to avoid the imposition of such restraint, injunction or alteration, and if any such Governmental Order has been granted, to use all commercially reasonable efforts to have such Governmental Order vacated or lifted. Each Party hereunder may require that non-public or confidential commercial information designated by such Party shall be furnished only to outside counsel of the other Party and not to such other Party in accordance with the terms of a joint defense and confidentiality agreement to be entered into among the Parties at such time.

         (b) SunSource shall, or shall cause the other SunSource Entities, to use all commercially reasonable efforts to obtain all required consents and approvals of, and to give all required notices to, third parties, including, without limitation, such consents, approvals and notices as the Partnership may reasonably request, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement. The Partnership shall cooperate and use commercially reasonable efforts to assist in obtaining such consents and approvals and in giving such notices.

         (c) A&H Holding shall obtain and deliver to the Partnership on or prior to the Closing Date a clearance certificate or certificates issued by the Minister of National Revenue of Canada under Section 116 of the Income Tax Act (Canada) ("Section 116") with respect to (i) the contribution and transfer of the Canada Shares to the Partnership pursuant to Section 2.1(a)(ii) of this Agreement having a certificate limit (within the meaning of Section 116) equal to the aggregate of the consideration paid for the Canada Shares pursuant to the terms of this Agreement, and (ii) the Fauver Share Distribution having a certificate limit (within the meaning of Section 116) equal to the aggregate of the consideration paid for the Fauver Shares (collectively, the "Tax Compliance Certificates").

         Section 5.4 Notice of Developments. Prior to the Closing, promptly after obtaining Knowledge of any of the following, each Party shall give notice thereof in writing to the other Parties of: (i) the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which would result in the failure to satisfy any of the conditions set forth in Section 8.1 or Section 8.2 of this Agreement, as applicable, (ii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (iii) any failure of a Party hereto, as the case may be, or of any Affiliate thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder and that the delivery of any notice pursuant to this Section 5.4 shall not limit the remedies available hereunder and shall not be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         Section 5.5 Insurance; Risk of Loss

         (a) As of the close of business on the Closing Date: (i) SunSource shall be permitted to terminate or cause its Affiliates to terminate all insurance coverage relating to the Contributed Entities and the Expediter Business, the Expediter Assets and the Employees under the general corporate policies of insurance of SunSource for the benefit of its Subsidiaries, with the exception of the directors and officers liability insurance policy covering the directors and officers of the Expediter Entities which will be maintained for a period of three (3) years; provided, however, that (A) no such termination of any occurrence policy in force as of the Closing Date shall be effected so as to prevent SunSource from recovering under such policies for losses from events occurring prior to the Closing Date, and (B) no such termination of any claims-made policy in force as of the Closing Date shall be effected so as to prevent the Contributed Entities from recovering under such policies for losses from events occurring prior to the Closing Date, whether or not SunSource or the Contributed Entities shall have received notice of claims relating to such events on or before the Closing Date; provided, however, that the Partnership or the Contributed Entities shall give written notice to SunSource promptly following the time any such claim relating to an event occurring prior to the Closing Date is made, filed or reported after the Closing Date, and (ii) subject to Article IX, the Partnership shall become solely responsible for all insurance coverage and related risk of loss with respect to the Contributed Entities based on events occurring on or after the Closing Date.

         (b) To the extent that, after the Closing Date, any Party reasonably requires any information regarding claim data, payroll or other information in order to make claims or filings with insurance carriers, the other Party shall, or shall cause the applicable Affiliate of such Party to, promptly supply such information.

         (c) With respect to each parcel of Owned Property which is listed on
Schedule 3.15(a) of the Disclosure Schedule, SunSource will cause the Expediter Entities to obtain from the Title Company an ALTA Owner's Policy of Title Insurance Form B-1992 or equivalent policy (deleting any creditors' rights exception therein) issued by a title insurer reasonably satisfactory to the Partnership (and, if requested by the Partnership, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to the Partnership), in such amount as the Partnership reasonably may determine to be the fair market value of such Owned Property (including all improvements located thereon), insuring title to such Owned Property to be in the applicable Expediter Entity as of the Closing (subject only to Permitted Encumbrances). Each title insurance policy delivered under this Section 5.5(c) shall (A) insure title to the real property and all recorded easements benefiting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (G) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy, (H) contain owner's comprehensive, tax parcel and plat and subdivision endorsements, (I) contain affirmative coverage over the failure of closure of the legal description to the Owned Property, and (J) contain such other endorsements and coverages as may be requested by the Partnership.

         Section 5.6 Consummation of Intercompany Transactions. The SunSource Entities agree to consummate the Intercompany Transactions no later than one (1) Business Day prior to the Closing Date. Without limiting the generality of the foregoing, (a) Parent and Kar Products agree, and SunSource agrees to cause Parent and Kar Products, to effectuate the Kar Merger by, among other things:
(i) properly forming Kar LLC pursuant to the Kar LLC Operating Agreement, and
(ii) merging Kar Products with and into Kar LLC pursuant to and in accordance with Section 264 of the General Corporation Law of the State of Delaware, with Kar LLC as the surviving entity in the Kar Merger; (b) Parent and Kar Products agree, and SunSource agrees to cause Parent and Kar Products, to effectuate the Holding Stock Transfer following the Kar Merger by causing all of the capital stock of A&H Holding to be transferred and assigned from Kar Products to Parent; and (c) SunSource Canada agrees, and SunSource, Parent and A&H Holding agree to cause SunSource Canada to cause the Fauver Share Distribution. The SunSource Entities shall provide the Partnership with copies of all of the applicable Intercompany Transaction Documents at least five (5) Business Days prior to the proposed consummation of any of the Intercompany Transactions or as may be reasonably requested by the Partnership. The SunSource Entities will not effect any transaction or take any other action involving the Contributed Entities or otherwise that is inconsistent with the consummation of, or is not a part of, the Intercompany Transactions.

         Section 5.7 Domain Names; Internet Sites. At the Closing, the SunSource Entities shall (a) transfer, convey and assign to the Partnership all right, title and interest in the domain names set forth in Schedule 3.16(a) of the Disclosure Schedule, and (ii) transfer to the Partnership a copy of the contents of the Internet and Intranet web sites, web pages and/or site content operated or maintained by or on behalf of the Expediter Entities, solely to the extent such contents relate to the Expediter Business. In connection with such transfer, the Partnership shall remove all "SUNSOURCE" trademarks, tradenames and logos from such materials.

         Section 5.8 Intercompany Accounts and Agreements. Except as set forth in Exhibit H attached hereto and except for this Agreement, any Fee Agreement to which SunSource Corporate Group, Inc. is a party, SunSource agrees to cause all Contracts, including, without limitation, intercompany notes, between or among SunSource or any of its Affiliates (other than the Contributed Entities), on the one hand, and the Contributed Entities, on the other hand, and those Contracts and transactions set forth or required to be set forth on Schedule 3.25 of the Disclosure Schedule, to be terminated as to the Contributed Entities on or prior to the Closing Date, without cost or Liability to, and with a full release of, the Contributed Entities. Except as expressly provided in Section 6.1 of this Agreement, none of the SunSource Entities shall unilaterally terminate or intentionally breach any of the Contracts or transactions set forth on Exhibit
H. The Parties acknowledge that (other than with respect to the agreement relating to the Designated Consent) the Partnership shall not be obligated to participate under any of such Contracts.

         Section 5.9 Further Assurances; Cooperation

         (a) Upon the terms and subject to the conditions contained in this Agreement, each of the Parties hereto agree, both before and after the Closing

(i) to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable Law, to effect or consummate any of the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII of this Agreement) and to obtain the Debt Financing, (ii) at the reasonable request of any other Party, to execute and deliver such documents and other instruments as may be necessary, proper or advisable to effect or consummate any of the transactions contemplated by this Agreement, and (iii) to cooperate with each other in connection with the foregoing and in connection with the Debt Financing. The SunSource Entities further agree, from and after the Closing, to take all actions and execute any document or other instrument necessary to transfer and assign to the Partnership or, at the Partnership's request, the applicable Expediter Entity, any assets related to or in connection with the Expediter Business required to be, or which should have been, included in the Expediter Assets.

         (b) The SunSource Entities acknowledge that the Financial Statements and other information with respect to the Expediter Entities or the Expediter Business may be used in connection with the Debt Financing, including, if applicable, in connection with a Rule 144A offering memorandum and a registration statement filed under the Securities Act (the "Public Filings") to be issued or filed by the Partnership. SunSource shall (and shall cause its Affiliates to) cooperate in a commercially reasonable manner prior to the Closing to provide information sufficient for the preparation of any required Public Filings, in each case, at the sole expense of the Partnership. The cooperation of the SunSource Entities required by this Section 5.9 shall include, without limitation, (i) compiling the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with Public Filings, (ii) granting Glencoe Capital and its Affiliates and Representatives, the Partnership or its accountants or other Representatives or the lenders providing the Debt Financing full and complete access to the books and records of the Contributed Entities and to any personnel knowledgeable about such books and records (including independent accountants), in each case to the extent reasonably requested by the party seeking such access, (C) signing customary management representation letters related to the Financial Statements and any comfort letters, and (D) using commercially reasonable efforts to furnish necessary financial information for additional periods prior to the Closing as may be reasonably requested by any such party.

         Section 5.10 Accounts. Immediately upon the Closing, SunSource shall cause to be notified all banks holding any account set forth on Schedule 3.23 of the Disclosure Schedule, that the persons having signature authority for such accounts no longer have signature authority with respect thereto and shall cooperate with the Partnership in effecting the transfer of such accounts to the name of the Partnership or its designee.

         Section 5.11 Transition Cooperation; Books and Records

         (a) The Parties shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of one hundred eighty (180) days after the Closing to ensure the orderly transition of the Contributed Entities and the Expediter Business contributed to the Partnership and to minimize any disruption to their respective businesses that might result from the consummation of the transactions contemplated hereby. After the Closing, upon reasonable written notice, the Parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives access, during normal business hours, to such information and assistance relating to the Contributed Entities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Returns, reports or forms or the defense of any Tax audit, claim or assessment. Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting any other Party pursuant to this
Section 5.11(a). No Party shall be required by this Section 5.11(a) to take any action that would unreasonably disrupt its normal operations (or, in the case of the Partnership, the business or operations of any of the Expediter Entities).

         (b) To the extent any of the Required Consents shall not have been obtained prior to Closing (and the condition set forth in Section 8.2 shall have been waived by the Partnership) or with respect to any Contracts subject to indemnity by SunSource pursuant to Section 9.2(a)(v) of this Agreement, the Partnership agrees not to take any action with respect to obtaining such consent without the approval of SunSource, which approval shall not be unreasonably withheld. In the event the Partnership and SunSource agree to seek such consent, the parties will mutually cooperate in all matters related thereto.

         (c) As soon as reasonably practical after the Closing Date, the SunSource Entities shall deliver or cause to be delivered to the Partnership all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records") in their possession or the possession of any of their Affiliates or Representatives relating to the business and operations of any of the Expediter Entities; provided, however, that:

                      (i) The Partnership recognizes that certain Records may relate primarily to subsidiaries or divisions of SunSource other than the Contributed Entities and that SunSource may retain such Records and shall provide copies of the relevant portions thereof relating to the Contributed Entities and the Expediter Business to the Partnership;

                      (ii) The SunSource Entities may retain any Returns, reports or forms, and the Partnership shall be provided with copies of such Returns, reports or forms, only to the extent that they relate to separate Returns (including such Returns that are included in part of a Return relating to SunSource and its Affiliates) or separate Tax liability of the Contributed Entities; provided, however, that in no event shall the Partnership be denied access to any information necessary for the preparation and filing of any Returns that include the Contributed Entities after the Closing Date.

         Section 5.12 No Solicitation. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the "Acquisition Exclusivity Period"), the SunSource Entities hereby covenant and agree not to, and agree to cause each other not to, permit any of the members of their respective boards of directors or members, or any of their respective Representatives to, directly or indirectly, (i) solicit or entertain any inquiries or proposals or enter into or continue any discussion, negotiations or agreements relating to the sale or other disposition, directly or indirectly, of the Contributed Entities (whether through a merger, reorganization, stock purchase or otherwise) or all or any material portion of the Expediter Business or the Expediter Assets (a "Proposed Acquisition") to or with any Person other than the Partnership pursuant to this Agreement, or (ii) provide any assistance or any information to any Person other than the Partnership relating to any Proposed Acquisition. Each of the SunSource Entities agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than the Partnership) heretofore conducted, or the provision by any of the SunSource Entities or their respective Representatives of information to any party (other than the Partnership) to which information heretofore has been provided. If, after the date hereof, any of the SunSource Entities receives any such inquiry or proposal or request for information, or offer to discuss or negotiate any Proposed Acquisition, the applicable SunSource Entity will immediately provide notice thereof to the Partnership.

         Section 5.13 Covenant Not to Compete

         (a) For a period of five (5) years from and after the Closing Date (the "Non-Compete Period"):

                      (i) SunSource shall not, and shall cause its Affiliates and subsidiaries not to, (A) Participate in an Expediter Competing Business or any other business which the Expediter Entities may hereafter enter or engage in, except that the foregoing shall not apply to (x) a Permitted Entry, or (y) an opportunity with respect to Participating in an Expediter Competing Business not engaged in prior to the Closing Date is presented by SunSource or any such Affiliate to the Partnership and, within a reasonable time thereafter, such business is not pursued or is not reasonably likely to be pursued by the Partnership or any of the Expediter Entities, (B) directly or indirectly, for itself or on behalf of any other Person, contact or do business with any customer of any Expediter Competing Business or solicit business, patronage or orders from customers of any Expediter Competing Business, other than such customers who are also customers with respect to any SunSource Business at any time, or (C) hire or directly or indirectly entice or solicit or seek to induce or attempt to induce or influence any of the Employees or any of the Transferred Employees to leave their employment with the Expediter Entities or in any way interfere with the relationship between the Partnership or its Affiliates and any employees of any Expediter Competing Business; and

                      (ii) the Partnership shall not, and shall cause its subsidiaries not to, (A) Participate in any SunSource Business (provided that this limitation shall in no way effect any of Glencoe Capital or its Affiliates or investors, other than the Partnership and its subsidiaries), except if the Partnership or such subsidiary is a Permitted Entrant; (B) directly or indirectly, for itself or on behalf of any other Person, contact or do business with any customer of any SunSource Business or solicit business, patronage or orders from customers of any SunSource Business, other than such customers who are also customers with respect to any Expediter Competing Business at any time, or (C) hire or directly or indirectly entice or solicit or seek to induce or attempt to induce or influence any of the employees to leave their employment with SunSource or in any way interfere with the relationship between SunSource or its Affiliates and any employees of any SunSource Business.

         (b) During the Non-Compete Period, none of SunSource nor any of its Affiliates shall induce or attempt to induce any supplier, agent, licensee, licensor, franchisee, customer or other business relation of the Partnership and its Affiliates to cease doing business with them or in any way interfere with the relationship between the Partnership or its Affiliates and such business relations.

         (c) As used in this Section 5.13, (i) "Expediter Competing Business" shall mean any business or line of business conducted by the Expediter Entities at any time during the twelve (12) month period prior to the Closing, including, without limitation, the distribution of maintenance and repair parts, tools, lubricants, additives and other related items in the United States, and Canada and Mexico to original equipment manufacturers ("OEMs"), maintenance, repair and operation customers ("MROs"), and transportation-related customers, (ii) "SunSource Business" shall mean any business or line of business (other than the Expediter Business) (A) engaged in by SunSource or any of its Affiliates at any time during the twelve (12) month period prior to the Closing which is described or disclosed by SunSource in the final prospectus included in the Registration Statement on Form S-2 (Reg. No. 333-44733), the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, or any Quarterly Report on Form 10-Q filed by SunSource with respect to any fiscal period ended during the 1999 calendar year, (B) engaged in by Axxess Technologies, Inc. to the extent such business is acquired by SunSource, and (C) without limiting the generality of the foregoing clause (A), the distribution of (x) fastener and related items and non-fastener products (such as keys and letters, numbers and signs) and value-added merchandising services in the United States, Canada, Mexico, Central and South America to national and regional home centers, lumberyards, mass merchants, hardware stores and grocery and drug stores, and (y) hydraulic, pneumatic, electronic and filtration parts and equipment and related items, including engineering design and equipment repair services to OEM and MRO customers in the United States, Canada and Mexico, (iii) "Participate" shall mean to have any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise, but shall not include the ownership of less than one percent (1%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. For purposes of this
Section 5.13, each of the following shall constitute a "Permitted Entry" by any party subject to this Section 5.13: (A) sales by the Expediter Entities to retail customers who were customers of the Expediter Entities within the twelve
(12) month period prior to the Closing, (B) sales by SunSource or any of its Affiliates or subsidiaries to retail customers, (C) sales of hydraulic products to OEMs and MROs in the United States, Canada and Mexico, (D) the entry by SunSource or any Affiliate or subsidiary thereof into a business which is not a SunSource Existing Business or an Expediter Competing Business.

         (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (e) The SunSource Entities agree that the Partnership or its Affiliates, and the Partnership and its Affiliates agree that the SunSource Entities, may suffer irreparable harm from a breach of any of the covenants or agreements of such Parties or any of their respective Affiliates contained in this Section 5.13. In the event of an alleged or threatened breach by a Party or any of its respective Affiliates of any of the provisions of this Section 5.13, the other Party or its Affiliates or their respective successors and assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Non-Compete Period by a period equal to the length of the violation of this Section 5.13). In the event an alleged breach or violation by any Party or any of its Affiliates of any of the provisions of this Section 5.13, the Non-Compete Period shall be tolled if such alleged breach or violation is resolved against such Party or the applicable Affiliate thereof.

         (f) In the event the Partnership is sold to any third party, the Partnership shall have the right to terminate this Section 5.13 as to both, but not as to one, party.

         (g) The Parties acknowledge that the covenants in this Section 5.13 are intended to benefit the Partnership, the Expediter Entities and any Affiliates of the Partnership, on the one hand, and SunSource and its Affiliates, on the other hand, from and after the Closing. Nothing in this Section 5.13 shall limit or affect the ability of the Partnership or its subsidiaries, including, without limitation, the Expediter Entities, from and after the Closing, to operate and conduct the Expediter Business.

         Section 5.14 Tax Status of Kar LLC. Kar LLC will not at any time make an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as an association taxable as a corporation for United States federal income tax purposes.

         Section 5.15 Year 2000 Compliance. Prior to the Closing, SunSource will provide the Partnership with assurances and substantiations (including, but not limited to, the results of internal or external audit reports) acceptable to the Partnership indicating that the Expediter Entities and the Expediter Business are Year 2000 Compliant.

                                  ARTICLE VI.
                                EMPLOYEE MATTERS

         Section 6.1 Employees

         (a) As part of the Intercompany Transactions and prior to Closing, the SunSource Entities shall cause the employment of each employee of a SunSource Entity who is not already an employee of an Expediter Entity and who works primarily for or provides services primarily to the Expediter Entities to be transferred to the applicable Expediter Entity (the "Transferred Employees"). All Transferred Employees shall be given credit under each employee benefit plan, program, policy or arrangement of the Expediter Entities in which the employees are eligible to participate for all service with the SunSource Entities or any predecessor employer (to the extent such credit was given by the SunSource Entities) for purposes of eligibility, vesting, severance and vacation entitlement. The Expediter Entities shall cause the group health plan maintained by them to: (i) waive any waiting periods, evidence of insurability requirements or preexisting condition limitations, and (ii) honor any deductible, co-payment and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries under the SunSource Entities group health plans preceding such transfer.

         (b) The Parties intend that either prior to Closing or as soon as administratively feasible thereafter all Employee Benefit Plans (other than equity-based plans) which provide benefits to Employees of the Kar Entities will be sponsored and/or maintained exclusively by the Kar Entities. Accordingly, as part of the Intercompany Transactions and either prior to Closing or as soon as administratively feasible thereafter, SunSource (and Parent, where applicable) shall take all action necessary and proper to (i) spin-off that portion of the SunSource Industrial Services Companies Savings and Investment Plan attributable to Employees of the Kar Entities into a 401(k) Plan established by the Kar Entities exclusively for the benefit of the Employees of the Kar Entities, which such spin-off shall comply with the requirements of Section 414(l) of the Code,
(ii) clone or transfer to the Kar Entities any insurance contracts, other funding arrangements or benefit plans maintained by Parent which provide employee welfare benefits to Employees of the Kar Entities, and (iii) spin-off and transfer to the Kar Entities the liabilities and account balances and any assets related thereto under the SunSource Inc. Deferred Compensation Plan for Key Employees attributable to Employees of the Kar Entities.

         (c) SunSource and/or Parent shall provide, or cause any administrator of any Employee Benefit Plan to provide, the Expediter Entities with all information and data as it may reasonably request in order for the Expediter Entities to administer the Employee Benefit Plans transferred to such Expediter Entities under this Section 6.1.


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

                                  ARTICLE VII.
                                   TAX MATTERS

         Section 7.1 Tax Matters

         (a) Access to Tax-Related Information. SunSource and the Partnership each acknowledge that the other will need access from time to time after the Closing Date to certain accounting and Tax records and information maintained or held by SunSource and its Affiliates and Representatives or by the Partnership and its Affiliates and Representatives, as the case may be, to the extent such records and information pertain to the Contributed Entities, the Expediter Assets or the Expediter Business with respect to events occurring prior to the Closing Date, in the case of SunSource, or following the Closing Date, in the case of the Partnership. Accordingly, each of SunSource and the Partnership agree, and agree to cause their respective Affiliates and Representatives, (i) to use their reasonable best efforts to properly retain and maintain such records until ninety (90) days after the expiration of the applicable statute of limitations period, (ii) to allow the other Party and its respective Affiliates and Representatives, at mutually acceptable times and dates, to inspect, review and make copies of such records as such other Party may deem reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the Party conducting such inspection and review (except to the extent indemnified pursuant to Article IX of this Agreement), and (iii) to notify the other Party in writing, prior to the destruction of any Tax records or other information pertaining to the Contributed Entities or the Expediter Business with respect to Taxes and to provide such other Party the opportunity to make and retain copies of any such Tax records or other information.

         (b) Filing of Tax Returns. SunSource, at its expense, shall be responsible for the preparation and filing of any income Tax Return relating to any Pre-Closing Tax Period, including, without limitation, any amended consolidated, combined, unitary or other Return for taxable years ending on or prior to the Closing Date that are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign Taxing Authorities for such taxable years as finally determined. For those jurisdictions in which separate Returns are filed by the Contributed Entities, any required amended Returns for taxable years ending on or prior to the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by SunSource, at its expense, and furnished for signature and filing at least thirty (30) days prior to the due date for filing such Returns.

         (c) Transfer and Other Taxes; Withholding. All transfer, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer Taxes, but excluding income Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Partnership, except that any and all such Taxes, including income Taxes, in connection with the Intercompany Transactions shall be borne solely by SunSource. The SunSource Entities and the Partnership shall cooperate timely in making all filings, returns, reports and forms as may be required to comply with the provisions of all Laws relating to such Taxes. The SunSource Entities shall deliver to the Partnership at the Closing all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under the Code (including Section 1445 thereunder) and any provision of foreign, state or local Law.

         (d) Termination of Tax Sharing Agreements. SunSource shall cause the provisions of any Tax sharing agreement or similar agreement between SunSource or any of its Affiliates, on the one hand, and the Contributed Entities on the other hand, to be terminated on or before the Closing Date, without liability on the part of or recourse to the Contributed Entities.

         (e) Filing of SunSource Canada Return. Within five (5) Business Days following the date hereof, SunSource Canada shall, and SunSource and the other SunSource Entities shall cause SunSource Canada, to file its Return for the year ended April 30, 1999 (and for any other prior years where any such Return is past due and has not yet been filed) with the applicable Tax Authorities in Canada. Within five (5) Business Days following the date hereof, A&H Bolt shall, and SunSource and the other SunSource Entities shall cause A&H Bolt to, file any T-106 forms with the applicable Tax Authorities which were not previously filed and which would have been required to be filed by applicable Law.

                                 ARTICLE VIII.
                              CONDITIONS TO CLOSING

         Section 8.1 Conditions to Obligations of the SunSource Entities. The obligations of the SunSource Entities to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the SunSource Entities), at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties. All representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date (except for representations and warranties which by their terms speak as of a specific date, which need only be true and correct as of such date), and all representations and warranties of the Partnership contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except for representations and warranties which by their terms speak as of a specific date, which need only be true and correct as of such date).

         (b) Performance of Agreements and Covenants. The Partnership shall have duly performed and complied with in all material respects all of its agreements and covenants pursuant to this Agreement on or prior to the Closing Date.

         (c) No Order. No Action shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, (iii) affect adversely the right of the Partnership to own the Contributed Interests and to own and control the Contributed Entities following the Closing, or (iv) affect adversely the right or powers of the Partnership or any of the Expediter Entities to own the Expediter Assets and to operate the Expediter Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         (d) Consents; Regulatory Compliance and Approval. All consents, approvals and waivers from, registrations and filings with and notices to Governmental Authorities necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained, unless the failure to obtain any such consent, approval or waiver or make such registration or filing or give such notice could not reasonably be expected to have a Material Adverse Effect.

         (e) Financing. The Partnership shall have obtained and received the proceeds of the Debt Financing and the Glencoe Contribution, and shall have paid to Parent an amount equal in cash sufficient to satisfy in full of the Intercompany Indebtedness.

         (f) Officer's Certificates. The Partnership shall have delivered to SunSource a certificate signed by a duly authorized officer of the Partnership to the effect that each of the conditions specified in Sections 8.1(a) and (b) of this Agreement is satisfied in all respects, and the Partnership shall have delivered, or caused to be delivered, to SunSource the Closing Date Capitalization Certificate.

         (g) Ancillary Agreements. The Partnership shall have executed and delivered each of the Ancillary Agreements to which it is a party.

         (h) Legal Opinion. SunSource shall have received from Latham & Watkins an opinion of counsel addressed to SunSource and dated as of the Closing Date in form and substance satisfactory to the SunSource with respect to the matters set forth on Exhibit I attached hereto.

         Section 8.2 Conditions to Obligations of the Partnership. The obligations of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership in writing), at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties. All representations and warranties of the SunSource Entities contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date (except for representations and warranties which by their terms speak as of a specific date or time, which need only be true and correct as of such date), and all representations and warranties of the SunSource Entities contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except for representations and warranties which by their terms speak as of a specific date, which need only be true and correct as of such date).

         (b) Performance of Agreements and Covenants. The SunSource Entities shall have duly performed and complied with in all material respects all of their respective agreements and covenants pursuant to this Agreement on or prior to the Closing Date.

         (c) No Order. No Action shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Partnership to own the Contributed Interests and to own and control the Contributed Entities following the Closing, or (iv) affect adversely the right or powers of the Partnership or any of the Expediter Entities to own the Expediter Assets and to operate the Expediter Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         (d) Consents; Regulatory Compliance and Approval. All consents, approvals and waivers from, registrations and filings with and notices to Governmental Authorities necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained, unless the failure to obtain any such consent, approval or waiver or make such registration or filing or give such notice could not reasonably be expected to have a Material Adverse Effect, and all consents, approvals and waivers from, or notices to, as the case may be, required under or otherwise necessary to avoid any breach, default, violation of any anti-assignment clause, cancellation or acceleration or triggering of any rights under those Contracts and Permits set forth on Exhibit J attached hereto with respect to the consummation of the transactions contemplated hereby or in connection with the corporate reorganization and restructuring of SunSource and its subsidiaries consummated in December 1998 (the "1998 Restructuring") or both (as specified on such Exhibit J) shall have been obtained substantially on the form of consent provided to, and approved by, the Partnership prior to the date hereof (the "Required Consents"), without, in any case, any material increase in any payments thereunder or any other material adverse change or condition to the granting of such consent or approval.

         (e) Intercompany Transactions. The Intercompany Transactions shall have been duly consummated pursuant to the terms of this Agreement in accordance with all applicable Laws on terms and in a manner satisfactory to the Partnership.

         (f) Ancillary Agreements; Documentation. Each of the SunSource Entities shall have executed and delivered each of the Ancillary Agreements to which it is a party. The form and substance of all agreements, certificates, opinions, instruments and other documents relating to the due authorization and completion of the transactions contemplated by this Agreement or otherwise required to effect the transactions contemplated hereby and all corporate and limited liability company actions and proceedings taken on or prior to the Closing in connection with the performance by the SunSource Entities of their respective obligations under this Agreement shall be reasonably satisfactory to the Partnership.

         (g) Financing. The Partnership shall have obtained and received the proceeds of the Debt Financing and the Glencoe Contribution.

         (h) Payoff of Indebtedness; Release of Liens. The Partnership shall be satisfied in its sole discretion that any proceeds received by SunSource or any Affiliate thereof in satisfaction of the Intercompany Indebtedness pursuant to this Agreement shall have been paid to PNC Bank, National Association (the "Bank"), as lender and agent for the lenders under that certain Revolving Credit, Term Loan, Guaranty and Security Agreement, dated as of December 15, 1999 (the "Existing Credit Agreement"), by and among SunSource, Kar Products and the other Borrowers party thereto, those certain Guarantors signatory thereto as guarantors (including Parent, A&H Holding, SunSource Canada and A&H Bolt), the Bank and the other lenders signatory thereto, in partial satisfaction of the loans and other extensions of credit under and pursuant to the Existing Credit Agreement, and that the Intercompany Indebtedness has been canceled and retired, without cost or Liability to, and with a full release of, the Contributed Entities, by the obligee thereof. In addition, the Partnership shall have received evidence of such payment from the Bank, as lender and agent for the lenders under the Existing Credit Agreement, in the form of a payoff letter or other instrument satisfactory to the Partnership. The Partnership shall have received releases, in form and substance satisfactory to the Partnership, effective to (i) release all Encumbrances in favor of the Bank or the other lenders under the Existing Credit Agreement or any other Person on or relating to the Contributed Entities, the shares of capital stock of SunSource Canada, the Kar Interest, the Canada Shares or any of the Expediter Assets, including, without limitation, UCC termination statements and releases of any and all mortgages or other liens on any Owned Property or Leased Property, and (ii) release all Contributed Entities as borrowers, credit parties, guarantors or any other capacity under the Existing Credit Agreement, without, in any case, any cost or Liability to the Contributed Entities. In addition to the foregoing, A&H Bolt shall terminate, or cause to be terminated, A&H Bolt's $2,500,000 line of credit with Bank of Nova Scotia and all agreements evidencing or in connection with such line of credit and shall cause to be released any and all liens, pledges, security interests or other Encumbrances in favor of the Bank of Nova Scotia with respect thereto, without cost or liability to, and with a full release of, the Contributed Entities.

         (i) Officer's Certificates. Each of the SunSource Entities shall have delivered to the Partnership a certificate signed by an appropriate officer thereof to the effect that each of the conditions specified in Sections 8.2(a),
(b), (e) and (g) of this Agreement have been satisfied in all respects, and the Chief Financial Officer of SunSource shall have delivered to the Partnership the certificate required to be delivered at the Closing pursuant to Section 2.5(a)(vi) of this Agreement.

         (j) Legal Opinions. The Partnership shall have received (i) from Morgan, Lewis & Bockius LLP, outside counsel to the SunSource Entities, an opinion of counsel dated as of the Closing Date addressed to Partnership, in form and substance satisfactory to Partnership with respect to the matters set forth on Exhibit K-1 attached hereto, and (ii) from Wilson Walker Hochberg Slopen LLP, outside Canadian counsel to certain SunSource Entities, an opinion of counsel dated as of the Closing Date addressed to Partnership, in form and substance satisfactory to the Partnership with respect to the matters set forth on Exhibit K-2 attached hereto.

         (k) Resignations. The Partnership shall have received the resignations and releases, effective as of the Closing, of each director, officer and manager of the Expediter Entities whom the Partnership shall have identified in writing prior to the Closing.

         (l) No Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any change, event or circumstance (or series thereof, whether or not related) that could reasonably be expected to have a Material Adverse Effect.

         (m) Closing Date Adjustment Payments. All payments due and owing the Partnership pursuant to Section 2.2 of this Agreement shall have been paid.

         (n) Employment and Other Agreements. Each of the individuals identified on Exhibit L-1 attached hereto shall have entered into an employment agreement in substantially the form attached hereto as Exhibit L-2 with respect to each such individual, upon terms satisfactory to the Partnership.

         (o) Section 116 Certificates. The Tax Compliance Certificates contemplated by Section 5.3(c) of this Agreement shall have been obtained by A&H Holding and delivered to the Partnership.

         (p) Termination of Intercompany Agreements. The SunSource Entities shall have terminated those Contracts, transactions and other agreements required to have been terminated pursuant to Section 5.8 of this Agreement.

         (q) Certain Agreements. The agreements contemplated by Section 9.3(e) of the Partnership Agreement among the Persons holding equity interests in the Partnership as of the Closing Date shall have been delivered in a form reasonably satisfactory to the Partnership.

         (r) Designated Consent. SunSource shall have obtained the Designated Consent.

                                  ARTICLE IX.
                                 INDEMNIFICATION

         Section 9.1 Survival of Representations, Etc. All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and in any Ancillary Agreement or any other certificate, instrument or document delivered pursuant hereto shall survive the Closing; provided, however, that (a) except as provided in subsections (b) through (f) below, the representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months following the Closing; (b) the representations and warranties contained in Section 3.14 (Employees; Employee Benefit Plans) and Section 3.18 (Taxes) of this Agreement shall survive until the expiration of the applicable statute of limitations, without giving effect to any consensual extension of such period, (c) the representations and warranties contained in Section 3.17 (Environmental Laws) shall survive the Closing for a period of five (5) years, (c) the representation and warranty contained in Section 3.6 (Governmental Consents) relating solely to the Competition Act (Canada) shall survive the Closing for a period of three (3) years; (e) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authority; Enforceability), 3.3 (Capitalization), 3.4 (Intercompany Transactions), 3.7 (Subsidiaries; No Outside Activities; Assets), 3.15(a)(i) and (c)(i) (Properties), 3.26 (Representations Regarding SunSource Canada), 4.1 (Organization), 4.2 (Authority), 4.3 (Enforceability), 4.7 (Closing Date Capitalization) and 4.8 (Business of the Partnership) of this Agreement shall survive in perpetuity with respect to the matters addressed in such sections; and (f) indemnification under Section 9.2(a)(iii) of this Agreement with respect to an Overlapping Liability shall survive for a period of eighteen (18) months (other than (i) an Overlapping Liability relating to Section 3.14 (Employees; Employee Benefit Plans) or
Section 3.18 (Taxes), which shall survive until the expiration of the applicable statute of limitations, without giving effect to any consensual extension of such period, and (ii) an Overlapping Liability relating to Section 3.17 (Environmental Laws), which shall survive until the expiration of five (5) years). The termination of the representations, warranties or indemnities provided in this Section 9.1 shall not affect the rights of any Party in respect of any claim with respect to which notice has been given under this Article IX prior to the expiration of the applicable survival period provided in this
Section 9.1 (or such later period as provided in Section 9.4(c) of this Agreement).

         Section 9.2 Indemnification

         (a) Indemnification by SunSource. From and after the Closing, SunSource shall indemnify, save and hold harmless the Partnership and its Affiliates (including, following the Closing, the Contributed Entities) and their respective Representatives and each of their respective Employee Benefit Plans (and their Representatives) (collectively, the "Partnership Indemnified Parties") from and against any and all Damages in connection with, arising out of, resulting from or incident to:

                      (i) any misrepresentation or breach of warranty in connection with any of the representations or warranties given or made by SunSource in this Agreement and in the Ancillary Agreements or any other agreement, certificate, instrument or other document executed and delivered by any of the SunSource Entities pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

                      (ii) any breach of any covenant or agreement by (A) SunSource or Parent, or (B) any of the Contributed Entities (but only to the extent breached prior to or at Closing), contained in this Agreement or in the Ancillary Agreements or any other agreement, certificate, instrument or other document executed and delivered by the SunSource Entities pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

                      (iii) any of the Retained Liabilities;

                      (iv) the failure of any of the Contributed Entities or their predecessors to be qualified to do business in any jurisdiction in which such qualification is or was at any time prior to the Closing required under applicable Law;

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

                      (v) the 1998 Restructuring, including, without limitation, any (A) violation or breach of any provision of the Organizational Documents of SunSource or any of its Affiliates as in effect at the time of the 1998 Restructuring, (B) violation of any Law, Governmental Order or Permit applicable to SunSource or any of its Affiliates or any of their respective assets or properties in connection with the 1998 Restructuring, or (C) breach of, default under, failure to obtain any consent under, or termination, amendment or acceleration of, or creation of any Encumbrance on any of the assets or properties of SunSource or its Affiliates pursuant to, any note, bond, mortgage or indenture, Contract, agreement, lease, license, permit or franchise in effect at the time of the 1998 Restructuring to which SunSource or any of its Affiliates (or any predecessor thereto) is or was a party or by which any of its assets or properties are or were bound or affected, in the case of any of clauses (A), (B) and/or (C), resulting from, in connection with or with respect to the 1998 Restructuring;

                      (vi) (A) any environmental Liabilities or conditions of any kind relating to or in connection with the Windsor Property or the ownership or operation thereof by A&H Bolt, including, without limitation, any such Liabilities or conditions arising prior to the ownership or operation thereof by A&H Bolt, any release of Hazardous Materials to, by or from the Windsor Property or any of the matters described or reported in that certain Phase I Geo Environmental Site Assessment, dated January 7, 2000, relating to the Windsor Property prepared by C.T. Oil & Materials Engineering, Inc. and the revised version thereof dated January 25, 2000, or (B) the existence of or any remediation or removal with respect to asbestos in, on or related to the Leased Property and the buildings, facilities and other improvements thereon in Itasca, Illinois to the extent such Damages exceed $30,000 (provided, that, notwithstanding the foregoing provisions of this Section 9.2(a)(vi), to the extent remediation is conducted by the Partnership with respect to such property, Damages for conducting such remediation shall be limited to the greater of (x) those Damages resulting from remediation required by Environmental Laws, or (y) those Damages resulting from remediation consistent with the operation of the applicable property as an industrial site;

                      (vii) the ownership of Fauver by SunSource Canada and the operation and business of Fauver;

                      (viii) the failure to obtain any of the Required Consents (regardless of any waiver of the condition to Closing set forth in Section 8.2(d) with respect to such Required Consents), or the failure to obtain any consent, approval and waiver from, or notice to, as the case may be, required under or otherwise necessary to avoid any breach, default, violation of any anti-assignment clause, cancellation or acceleration or triggering of any rights under (A) that certain License Agreement dated March 23, 1995 between Computer Associates International, Inc. and Kar Products, and (B) that certain Lease Agreement dated July 1, 1982 between Dr. Gunther Vogelsan, trustee, and Kar Products, as amended; and

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

                      (ix) the Intercompany Transactions, other than with respect to any failure to obtain a consent under any Contract (excluding those Contracts as to which a Required Consent is to be obtained by the SunSource Entities and regardless of any waiver of the condition to Closing set forth in Section 8.2(d) with respect to such Required Consents).

         (b) Indemnification by the Partnership. From and after the Closing, the Partnership shall indemnify, save and hold harmless SunSource and its Affiliates and their respective Representatives and each of their respective Employee Benefit Plans (and their Representatives) from and against and all Damages arising out of, resulting from or incident to:

                      (i) any misrepresentation or breach of warranty in connection with any of the representations or warranties given or made by the Partnership in this Agreement and in the Ancillary Agreements or any other agreement, certificate, instrument or other document executed and delivered by the Partnership pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

                      (ii) any breach of any covenant or agreement by the Partnership contained in this Agreement and in the Ancillary Agreements or any other agreement, certificate, instrument or other document executed and delivered by the Partnership pursuant hereto (without regard to any qualification thereof as to materiality or Material Adverse Effect);

                      (iii) the ownership, use, operation or management of the business or assets or the Contributed Entities after the Closing Date (except to the extent such matter or the circumstances, event or conditions out of which such matter arose is subject to indemnification (disregarding any limitations set forth in this Agreement) under
         Section 9.2(a) of this Agreement); or

                      (iv) the Assumed Liabilities (except to the extent such matter or the circumstances, event or conditions out of which such matter arose relates to the Assumed Liabilities specified in clauses
         (iii) or (iv) of the definition thereof and is subject to indemnification (disregarding any limitations set forth in this Agreement) under Section 9.2(a)(i) of this Agreement).

         (c) Notice of Claims; Defense of Claims. Any Party seeking indemnification under this Agreement (the "Indemnified Party") shall give the Party from whom indemnification is being sought (the "Indemnifying Party") notice of any claim, Action or matter which such Indemnified Party has determined has given or could give rise to Damages for which indemnification may be sought under this Section 9.2 or would otherwise give rise to a right of indemnification under this Agreement (a "Claim"), as soon as practicable after the Party seeking indemnification becomes aware of such Claim; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice, the Indemnifying Party shall be entitled at its cost, risk and expense to assume and control the defense and investigation of such Claim, and to employ and engage counsel of its choice, if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within thirty


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

(30) days of the receipt of such notice; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) or if the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party (but the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together). In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided in this Section 9.2(c), (i) the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such Claim and any appeal arising therefrom, and (ii) the Indemnified Party agrees to cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as may be reasonably required by the Indemnifying Party. In the event the Indemnifying Party fails to assume the defense of such Claim within thirty (30) days after receipt of notice thereof,
(i) the Indemnified Party against which such Claim has been asserted shall have the right to undertake the defense, compromise or settlement of such Claim on behalf of, at the expense of and for the account and risk of the Indemnifying Party, and (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably required by the Indemnified Party.

         (d) Settlement of Claims. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), (i) settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Claim of all Indemnified Parties affected by such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

         (e) Reduction of Damages. To the extent any Damages of an Indemnified Party are reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) (such net payment, a "Reimbursement") shall be credited against any such Damages; provided, however, (x) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Damages, and (y) the Indemnified Party shall have no obligation, hereunder or otherwise, to pursue payment under or

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

from any insurer or third party in respect of such Damages. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

         (f) Indemnification With Respect to Tax Matters. Notwithstanding anything to the contrary in this Section 9.2 and in Section 9.3 of this Agreement, the respective indemnification obligations of the Parties hereunder with respect to Tax matters (including any breach of the representations and warranties contained in Section 3.18 (Taxes) of this Agreement) shall be governed by Section 9.4 of this Agreement.

         Section 9.3 Limits on Indemnification

         (a) No amount shall be payable by any Indemnifying Party pursuant to
(i) Sections 9.2(a)(i) (other than arising under Section 3.26) or 9.2(a)(iii) (but only to the extent pertaining to an Overlapping Liability) of this Agreement, or (ii) Section 9.2(b)(i) of this Agreement, unless the aggregate amount of Damages subject to indemnification under clause (i) or (ii) above, as the case may be, exceeds $750,000 (but then only those Damages in excess of such amount shall be payable); provided, however, that the foregoing shall not apply to Damages arising out of, resulting from or incident to Liabilities with respect to the matters set forth in Section 9.4 of this Agreement, other than as set forth in clause (A) below. SunSource shall be entitled to the following credits against amounts payable for Damages otherwise subject to indemnification under Section 9.2(a) (but any such Damages shall, without applying such credit, count toward the $750,000 threshold set forth in the preceding sentence): (A) with respect to Taxes (other than income Taxes), an aggregate credit in the amount of $50,000, (B) with respect to a misrepresentation under Section 3.21 of this Agreement, an aggregate credit in an amount equal to the amount, if any, by which the Final Closing Net Working Capital exceeds the Minimum Net Working Capital, and (C) with respect to Damages arising out of returns of goods or products sold, or rebates or refunds with respect to goods or products sold, a credit equal to the amount reserved for such returns, rebates or refunds on the Year-End Balance Sheet. No Indemnifying Party shall be liable for Damages pursuant to this Article IX in excess of $52,500,000 in the aggregate; provided, however, that the foregoing shall not apply to (i) Damages arising out of, resulting from or incident to Liabilities with respect to the matters set forth in Section 9.4 of this Agreement, or (ii) Damages indemnifiable under Section 9.2(a)(vi)(A) of this Agreement.

         (b) None of the limitations set forth in Section 9.3(a) of this Agreement or the limitations on survival set forth in Section 9.1 of this Agreement shall apply in the event any such Damages arise out of an intentional misrepresentation or fraud by any Party or any Affiliate of such Party.

         (c) If any adjustment is finally determined and made pursuant to and in the manner set forth in Section 2.4 of this Agreement, upon the payment to the applicable Party of any amounts so adjusted, the Parties hereto shall thereafter waive any claim for indemnification under this Article IX relating to the Final Closing Date Balance Sheet and the calculation of Final Closing Net Working Capital and Final Closing Net Tangible Asset Value.

         (d) With respect to any Damages indemnifiable pursuant to Section 9.2(a)(v) of this Agreement, the Parties agree that the Damages associated with the loss of the benefits of any Contract shall be limited to the benefits which would have inured to the Partnership or its Affiliates through the later of (i) the specified expiration of the term of such Contract (including any automatic extensions), and (ii) December 31, 2001.

         (e) With respect to any Damages arising out of any event, circumstance or fact first disclosed pursuant to Section 5.4 of this Agreement (a "Subsequent Disclosure"), if such Subsequent Disclosure relates to any event, condition or circumstance which either (i) first arose after the date of this Agreement, or
(ii) is the result of a material adverse change in or related to an event, circumstance or fact previously disclosed, then if the Closing shall have occurred (and any condition to Closing relating thereto shall have been waived), the amount of Damages indemnifiable pursuant to Sections 9.2(a)(i) (other than arising under Section 3.26) or 9.2(b)(i) of this Agreement with respect to the matter which is the subject of such Subsequent Disclosures shall be limited to $500,000 in the aggregate.

         (f) Except for any equitable relief, including, without limitation, injunctive relief or specific performance, to which any Party hereto may be entitled, the indemnification provided in this Article IX shall be the sole remedy of any Party with respect to this Agreement, except as may be provided in
Section 9.5(a) of this Agreement and other than with respect to any Damages incurred by an Indemnified Party as a result of fraud or an intentional breach of this Agreement on the part of any Indemnifying Party or its Affiliates.

         Section 9.4 Tax Indemnification

         (a) Indemnification by SunSource. SunSource shall indemnify and hold harmless the Partnership Indemnified Parties from any and all Damages (i) with respect to Taxes of the SunSource Entities for all Pre-Closing Tax Periods, (ii) arising out of any Tax sharing agreements among any of the SunSource Entities or to which the Contributed Entities are a party, or (iii) in connection with, arising out of, resulting from or incident to any breach by SunSource or any of its Affiliates of any covenant contained in Article VII of this Agreement, or of
Section 3.18 (Taxes) of this Agreement (without regard to any qualification contained therein as to materiality or a Material Adverse Effect), except to the extent otherwise indemnified pursuant to clause (i) above. Estimated Taxes paid by or on behalf of the Contributed Entities on or prior to the Closing Date shall be credited to Taxes with respect to the Pre-Closing Tax Period.

         (b) Notice of Tax Claims; Defense of Tax Claims. If a claim (a "Tax Claim") shall be made by any Taxing Authority, which, if successful, could result in a party or any of its Affiliates or Representatives being entitled to indemnification pursuant to this Section 9.4 (a "Tax Indemnified Party"), such Tax Indemnified Party shall promptly and in any event no more than thirty (30) days following such party's notice of such claim, give written notice to the other party (the "Tax Indemnifying Party") of such Tax Claim; provided, however, the failure to give such notice shall only relieve the Tax Indemnifying Party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure. The Parties and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim.

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

Such cooperation shall include the retention and, upon the request of the party or parties controlling the proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. The provisions of Section 9.2 and Section 9.3 of this Agreement, to the extent not inconsistent with the provisions of this Section 9.4(b), shall be applicable to any Tax indemnification provided under this Section 9.4.

         (c) Survival of Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, the ability of any Tax Indemnified Party to make any claim for indemnification pursuant to this Section 9.4 relating to Taxes shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, without giving effect to any consensual extension of such period.

         Section 9.5 Security; Partnership's Right to Withhold and Set-Off

         (a) As of the Closing Date, the Contributors shall pledge to the Partnership, as security for the indemnification obligations of SunSource pursuant to this Article IX, the Parent Units and the Holding Units, in each case free and clear of all Encumbrances (other than any senior liens in favor of the Bank) pursuant to a Unit Pledge Agreement in substantially the form attached hereto as Exhibit N (the "Unit Pledge Agreement").

         (b) Notwithstanding anything to the contrary in this Agreement, and regardless of other means of obtaining payment, the Partnership is hereby authorized at any time and from time to time (upon identification of any contingent or unmatured liability for which the Partnership is or may be entitled to indemnification under this Article IX), to withhold and set-off and apply against any amounts owing or that may be owed to any of the SunSource Entities by the Partnership under this Agreement, provided in each case that such amount has been determined to be due by written agreement of the Parties or the final judgment of a Governmental Authority. The rights of the Partnership under this Section 9.5 shall include, without limitation, the right to withhold and retain any distributions to any partner of the Partnership which is an Affiliate of SunSource to the extent provided under the Partnership Agreement. Any such withholding, setoff, retention or application by the Partnership shall not constitute a default under, or give any right of dissolution, amendment or other similar rights under the Partnership Agreement.

         Section 9.6 Waiver by the SunSource Entities. Each of the SunSource Entities hereby waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any of the Contributed Entities or the Partnership in connection with any indemnification obligation or any other liability to which such SunSource Entity may become subject under or in connection with this Agreement or the ownership of the Contributed Entities or the Expediter Assets or the operation of the Expediter Business prior to the Closing.


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

                                   ARTICLE X.
                             TERMINATION AND WAIVER

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of SunSource and the Partnership;

         (b) by either SunSource or the Partnership upon written notice if the Closing shall not have occurred on or prior to March 15, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (c) by either SunSource or the Partnership in the event that a court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling (other than a temporary restraining order), or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal thereof shall have expired; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party who shall not have complied with its obligations under Section 5.3 of this Agreement;

         (d) by SunSource upon written notice in the event of a material breach of any representation or warranty of the Partnership contained in this Agreement or any covenant or agreement to be performed or complied with by the Partnership pursuant to the terms of this Agreement, which breach (i) has continued without cure for a period of thirty (30) days following notice thereof by SunSource to the Partnership and (ii) would result in a condition to Closing set forth in
Section 8.1 of this Agreement not being satisfied (which condition has not been waived by SunSource in writing); or

         (e) by the Partnership upon written notice in the event of a material breach of any representation or warranty of the SunSource Entities contained in this Agreement or any covenant or agreement to be performed or complied with by the SunSource Entities pursuant to the terms of this Agreement, which breach (i) has continued without cure for a period of thirty (30) days following notice thereof by the Partnership to SunSource and (ii) would result in a condition to Closing set forth in Section 8.2 of this Agreement not being satisfied (which condition has not been waived by the Partnership in writing).

         Section 10.2 Effect of Termination. In the event of any termination of this Agreement in accordance with Section 10.1 of this Agreement, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any Party hereto to any other Party, except that nothing herein shall relieve any Party hereto from liability for any willful breach of this Agreement occurring prior to any such termination. Upon any termination of this Agreement, each Party hereto shall promptly redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, to the Party furnishing the same.

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                                  ARTICLE XI.
                               GENERAL PROVISIONS

         Section 11.1 Expenses. Except as otherwise specified in this Agreement or in the Letter Agreement, the Partnership shall be solely responsible for all costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisors, accountants and other Representatives and commitment and other fees and expenses relating to the Debt Financing), incurred in connection with this Agreement, the Ancillary Agreements and all other agreements, instruments and other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby (collectively, "Transaction Expenses").

         Section 11.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement or the Ancillary Agreements shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

                    (a)  if to any of the SunSource Entities, to:

                         SunSource Inc.
                         One Logan Square, Suite 3000
                         Philadelphia, Pennsylvania 19103
                         Telecopy: (215) 282-1290
                         Attention:  Joseph M. Corvino

                         with a copy to (but not as required notice hereunder):

                         Morgan Lewis & Bockius
                         1701 Market Street
                         Philadelphia, Pennsylvania 10017
                         Telecopy: (215) 963-4751
                         Attention: Thomas J. Sharbaugh, Esq.

                  (b)    if to the Partnership, to:

                         GC-SUN Holdings, L.P.
                         c/o Glencoe Capital, L.L.C.
                         190 S. LaSalle Street, Suite 2330
                         Chicago, Illinois 60603
                         Telecopy:  (312) 795-0455
                         Attention:  Ronald D. Wray

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

                         with a copy to (but not as required notice hereunder):

                         Latham & Watkins
                         233 S. Wacker Drive
                         Sears Tower, Suite 5800
                         Chicago, Illinois  60606
                         Telecopy:  (312) 993-9767
                         Attention:  Mark D. Gerstein, Esq.

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

         Section 11.3 Publicity. Each of the SunSource Entities and the Partnership agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except as such release or announcement may be advisable or required by Law or the rules or regulations of any United States or foreign securities exchange on which such Party's securities are listed, in which case the Party required to make the release or announcement shall use all reasonable efforts to consult with the other Parties and shall allow the other Party reasonable time to comment on such release or announcement in advance or such issuance. Notwithstanding the foregoing, the SunSource Entities and the Partnership shall cooperate to prepare press releases to be issued at the time of the execution of this Agreement by the Parties hereto and on the Closing Date. The SunSource Entities and the Partnership agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the Parties may disclose the terms hereof to (a) their respective Affiliates and Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Affiliates and Representatives agree to keep the terms of this Agreement confidential), (b) the lenders providing the Debt Financing, and (c) lenders providing financing to SunSource or its Affiliates.

         Section 11.4 Headings; Table of Contents. The descriptive headings contained in this Agreement and table of contents of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the

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original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         Section 11.6 Entire Agreement. This Agreement (including all schedules, exhibits, documents, and materials hereunder referred to), the Letter Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

         Section 11.7 Assignment. This Agreement may not be assigned (by operation of law or otherwise) by the SunSource Entities without the prior written consent of the Partnership, which consent may be granted or withheld in its reasonable discretion, except for an assignment by operation of law in connection with the Kar Merger. This Agreement may not be assigned (by operation of law or otherwise) by the Partnership without the prior written consent of SunSource, which consent may be granted or withheld in its sole discretion, except that the Partnership may, without the prior written consent of any SunSource Entity, transfer or assign this Agreement by operation of law or otherwise to any wholly-owned Affiliate of the Partnership, provided the Partnership remains bound by its obligations under this Agreement. Notwithstanding anything in this Agreement, including, without limitation, this
Section 11.7, (a) the Partnership may, without the prior consent of any Person, collaterally assign any or all of its rights under this Agreement to the lenders, or agents therefor, providing the Debt Financing (and any refinancings or replacements in whole or in part thereof), and (b) any of the SunSource Entities may, without the prior consent of any Person, collaterally assign any or all of its rights under this Agreement to the Bank pursuant to the Existing Credit Agreement (and any refinancings or replacements in whole or in part thereof). Any attempted assignment in violation of this Section 11.7 shall be null and void.

         Section 11.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 11.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

         Section 11.10 Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions of another Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or

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

condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         Section 11.11 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, UNLESS THERE IS NO FEDERAL COURT JURISDICTION, IN WHICH CASE THE ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM WITH RESPECT THERETO. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS FOR NOTICE UNDER SECTION 11.2 OF THIS AGREEMENT. NOTHING IN THIS SECTION 11.11 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 11.11 SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE VENUES SPECIFIED ABOVE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 11.11 AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO.

         Section 11.12 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.11 of this Agreement), in addition to any other remedy to which they may be entitled, at law or in equity.

         Section 11.13 Disclosure Schedule; Effect of Investigation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a


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

representation or warranty made herein, unless, subject to the following two sentences, such exception is identified in the applicable Section of the Disclosure Schedule and the nature of such exception is reasonably apparent from such disclosure. The Disclosure Schedule shall be arranged in numbered schedules corresponding to the Section and subsections contained in Article III of this Agreement and shall be complete with cross-references where and as appropriate. Any information, item or other disclosure set forth in any section, schedule or other portion of the Disclosure Schedule shall be deemed to have been set forth in all other applicable portions hereof, if the relevance of such disclosure to such other portion is reasonably apparent from the facts specified in such disclosure. Subject to the limitation set forth in Section 9.3(e) of this Agreement (and to the extent applicable), (a) the right to indemnification, payment of Damages or other remedy based on any of the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, and (b) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and agreements.

         Section 11.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [Signature page follows]









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
                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                            GC-SUN HOLDINGS, L.P.


                            By:      GC-SUN G.P., Inc., its general partner


                                     By: /s/ Ronald D. Wray
                                        -----------------------------------
                                        Name:  Ronald D. Wray
                                        Title: President



                            SUNSOURCE INC.


                            By:   /s/ Joseph M. Corvino
                                  -----------------------------------------
                                  Name:  Joseph M. Corvino
                                  Title: Vice President-Finance



                            SUNSOURCE INDUSTRIAL SERVICES COMPANY, INC.


                            By:   /s/ Joseph M. Corvino
                                  -----------------------------------------
                                  Name:  Joseph M. Corvino
                                  Title: Secretary



                            KAR PRODUCTS INC.


                            By:   /s/ Joseph M. Corvino
                                  -----------------------------------------
                                  Name:  Joseph M. Corvino
                                  Title: Secretary

                            A&H HOLDING COMPANY, INC.


                            By:   /s/ Joseph M. Corvino
                                  -----------------------------------------
                                  Name:  Joseph M. Corvino
                                  Title: Vice President-Finance

                            SUNSOURCE CANADA INVESTMENT COMPANY


                            By:   /s/ Joseph M. Corvino
                                  -----------------------------------------
                                  Name:  Joseph M. Corvino
                                  Title: President



                            A. & H. BOLT & NUT COMPANY LIMITED


                            By:   /s/ Joseph M. Corvino
                                  -----------------------------------------
                                  Name:  Joseph M. Corvino
                                  Title: Assistant Secretary

                                TABLE OF CONTENTS
                                -----------------

                                                                                                                Page

ARTICLE I. DEFINITIONS............................................................................................2

         Section 1.1        Certain Defined Terms.................................................................2
         Section 1.2        Other Defined Terms..................................................................11
         Section 1.3        Other Interpretive Provisions........................................................13

ARTICLE II. CONTRIBUTIONS TO THE PARTNERSHIP.....................................................................13

         Section 2.1        Contributions; Issuance of Units.....................................................13
         Section 2.2        Closing Date Net Working Capital Adjustment..........................................14
         Section 2.3        Post-Closing Adjustments.............................................................14
         Section 2.4        Closing..............................................................................17
         Section 2.5        Closing Deliveries...................................................................17
         Section 2.6        Adjustment to Intercompany Indebtedness..............................................18

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SUNSOURCE.........................................................19

         Section 3.1        Organization and Qualification.......................................................19
         Section 3.2        Authority; Enforceability............................................................19
         Section 3.3        Capitalization.......................................................................20
         Section 3.4        Intercompany Transactions............................................................21
         Section 3.5        No Conflict or Violation.............................................................21
         Section 3.6        Governmental Consents................................................................22
         Section 3.7        Subsidiaries; No Outside Activities; Assets..........................................22
         Section 3.8        Financial Information................................................................22
         Section 3.9        No Undisclosed Liabilities...........................................................23
         Section 3.10       Absence of Certain Changes or Events.................................................23
         Section 3.11       Contracts............................................................................25
         Section 3.12       Compliance with Law..................................................................27
         Section 3.13       Litigation...........................................................................28
         Section 3.14       Employees; Employee Benefit Plans....................................................28
         Section 3.15       Properties...........................................................................32
         Section 3.16       Intellectual Property................................................................35
         Section 3.17       Environmental Laws...................................................................37
         Section 3.18       Taxes................................................................................38
         Section 3.19       Insurance............................................................................40
         Section 3.20       Brokers..............................................................................41
         Section 3.21       Notes and Accounts Receivable; Minimum Cash..........................................41
         Section 3.22       Americans With Disabilities Act Compliance...........................................41
         Section 3.23       Bank Accounts........................................................................42
         Section 3.24       Inventory............................................................................42
         Section 3.25       Intercompany and Affiliate Relationships.............................................42
         Section 3.26       Representations Regarding SunSource Canada...........................................42


ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF the Partnership....................................................42

         Section 4.1        Organization.........................................................................42
         Section 4.2        Authority............................................................................42
         Section 4.3        Enforceability.......................................................................42
         Section 4.4        No Conflict or Violation.............................................................43
         Section 4.5        Governmental Consents................................................................43
         Section 4.6        Issuance of Interest.................................................................43
         Section 4.7        Capitalization of the Partnership....................................................43
         Section 4.8        Business of the Partnership..........................................................44
         Section 4.9        Brokers..............................................................................44

ARTICLE V. ADDITIONAL AGREEMENTS.................................................................................44

         Section 5.1        Conduct of Business Prior to the Closing.............................................44
         Section 5.2        Access to Information................................................................46
         Section 5.3        Regulatory and Other Authorizations; Notices and Consents............................47
         Section 5.4        Notice of Developments...............................................................48
         Section 5.5        Insurance; Risk of Loss..............................................................48
         Section 5.6        Consummation of Intercompany Transactions............................................50
         Section 5.7        Domain Names; Internet Sites.........................................................50
         Section 5.8        Intercompany Accounts and Agreements.................................................50
         Section 5.9        Further Assurances; Cooperation......................................................50
         Section 5.10       Accounts.............................................................................51
         Section 5.11       Transition Cooperation; Books and Records............................................51
         Section 5.12       No Solicitation......................................................................52
         Section 5.13       Covenant Not to Compete..............................................................53
         Section 5.14       Tax Status of Kar LLC................................................................55
         Section 5.15       Year 2000 Compliance.................................................................55

ARTICLE VI. EMPLOYEE MATTERS.....................................................................................56

         Section 6.1        Employees............................................................................56

ARTICLE VII. TAX MATTERS.........................................................................................57

         Section 7.1        Tax Matters..........................................................................57

ARTICLE VIII. CONDITIONS TO CLOSING..............................................................................58

         Section 8.1        Conditions to Obligations of the SunSource Entities..................................58
         Section 8.2        Conditions to Obligations of the Partnership.........................................59

ARTICLE IX. INDEMNIFICATION......................................................................................62

         Section 9.1        Survival of Representations, Etc.....................................................62
         Section 9.2        Indemnification......................................................................63
         Section 9.3        Limits on Indemnification............................................................67
         Section 9.4        Tax Indemnification..................................................................68
         Section 9.5        Security; Partnership's Right to Withhold and Set-Off................................69



         Section 9.6        Waiver by the SunSource Entities.....................................................69

ARTICLE X. TERMINATION AND WAIVER................................................................................70

         Section 10.1       Termination..........................................................................70
         Section 10.2       Effect of Termination................................................................70

ARTICLE XI. GENERAL PROVISIONS...................................................................................71

         Section 11.1       Expenses.............................................................................71
         Section 11.2       Notices..............................................................................71
         Section 11.3       Publicity............................................................................72
         Section 11.4       Headings; Table of Contents..........................................................72
         Section 11.5       Severability.........................................................................72
         Section 11.6       Entire Agreement.....................................................................73
         Section 11.7       Assignment...........................................................................73
         Section 11.8       No Third Party Beneficiaries.........................................................73
         Section 11.9       Amendment............................................................................73
         Section 11.10      Waiver...............................................................................73
         Section 11.11      GOVERNING LAW; WAIVER OF JURY TRIAL..................................................74
         Section 11.12      Specific Performance.................................................................74
         Section 11.13      Disclosure Schedule; Effect of Investigation.........................................74
         Section 11.14      Counterparts.........................................................................75


                               Exhibits (omitted)*


Exhibit A      -   Specified Assumed Liabilities

Exhibit B      -   Form of Operating Agreement (Kar LLC)

Exhibit C      -   Form of Partnership Agreement

Exhibit D      -   Form of Registration Rights Agreement

Exhibit E      -   Balance Sheet dated December 31, 1999

Exhibit F      -   Form of Sales Employment Agreements

Exhibit G      -   Pre-Closing Capitalization of the Partnership

Exhibit H      -   Retained Intercompany Agreements

Exhibit I      -   Form of Legal Opinion of Latham & Watkins

Exhibit J      -   Required Consents

Exhibit K-1    -   Form of Legal Opinion of Morgan, Lewis & Bockius LLP

Exhibit K-2    -   Form of Legal Opinion of Wilson Walker Hochberg Slopen LLP

Exhibit L-1    -   Designated Employees

Exhibit L-2    -   Form of Employment Agreement

Exhibit M      -   Designated Consent

Exhibit N      -   Form of Unit Pledge Agreement


-----------------
* The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.